LOAN AGREEMENT
(Maryland Acquisition Loan)

BETWEEN

OHI ASSET III (PA) TRUST, as Lender

and

BEL PRE LEASING CO., LLC
RIDGE (MD) LEASING CO, LLC
MARLBORO LEASING CO., LLC
FAYETTE LEASING CO., LLC
LIBERTY LEASING CO., LLC
HOWARD LEASING CO., LLC
PALL MALL LEASING CO., LLC
WASHINGTON (MD) LEASING CO., LLC
MARYLAND NH ASSET, LLC
as Borrowers

and

OMG RE HOLDINGS, LLC
 OMG RE LEASING CO., LLC
OMG ASSET OWNERSHIP, LLC
HEALTH CARE FACILITY MANAGEMENT, LLC
RESIDENT CARE CONSULTING, LLC
as Parent Guarantors

Dated:                      April ____, 2008

TABLE OF CONTENTS

ARTICLE I -	DEFINITIONS	3
1.1	DEFINITIONS	3
ARTICLE II -	TERMS OF THE LOAN TRANSACTION	18
2.1	THE LOAN	18
2.2	UNCONDITIONAL OBLIGATIONS	18
2.3	NO PREPAYMENT	18
2.4	BORROWERS TO PAY EXPENSES	19
2.5	USE OF LOAN PROCEEDS	20
2.6	FURTHER ASSURANCES	20
2.7	EXTENSION OF MATURITY DATE	20
2.8	ESCROWED CAPITAL IMPROVEMENTS FUNDS	21
ARTICLE III –	SECURITY	23
3.1	SECURITY	23
3.2	OBLIGATIONS SECURED	24
3.3	RELEASE OF CERTAIN FACILITIES DURING FIRST THREE YEARS	24
3.4	RELEASE OF CERTAIN FACILITIES AFTER SEVEN YEARS	25
ARTICLE IV -	CONDITIONS TO THE OBLIGATION OF LENDER TO CLOSE	27
4.1	BORROWERS’ COMPLIANCE	27
4.2	EXECUTION AND DELIVERY OF DOCUMENTS	27
4.3	RECORDING AND PAYMENT OF CHARGES	27
4.4	TITLE COMMITMENTS	27
4.5	INSURANCE	28
4.6	NO DAMAGES	28
4.7	NO OFFSETS OR CLAIMS	28
4.8	REPRESENTATIONS AND WARRANTIES	28
4.9	CORPORATE PROCEEDINGS	28
4.10	OPINION OF COUNSEL	28
4.11	FINANCIAL STATEMENTS	28
4.12	LICENSES	29
4.13	SURVEYS	29
4.14	COMPLIANCE	29
4.15	ENVIRONMENTAL ASSESSMENTS	30
4.16	DUE DILIGENCE	30
4.17	APPROVAL OF OCCUPANCY AGREEMENTS	30
4.18	REHABILITATION PLAN	30
4.19	SECURITY DEPOSIT	30
ARTICLE V -	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWERS AND THE GUARANTOR	30
5.1	ORGANIZATION OF BORROWERS AND PARENT GUARANTORS	31
5.2	PARENT GUARANTORS’ FINANCIAL CONDITION	31
5.3	FINANCIAL CONDITION BORROWERS/FACILITIES	31
5.4	TAXES. EACH PARENT	32
5.5	LICENSES	32
5.6	THE FACILITIES	32
5.7	LITIGATION	33
5.8	ERISA. NONE OF BORROWERS HAVE, OR HAS HAD, ANY EMPLOYEES OR ANY PLANS.	33
5.9	PERSONAL PROPERTY; SECURITY INTERESTS	33
5.10	REPORTS BY BORROWERS	34
5.11	DEFECTS	34
5.12	NO ENCROACHMENTS	34
5.13	NO CONDEMNATION	34
5.14	INSURANCE POLICIES	34
5.15	NO OTHER DEFAULTS	34
5.16	NO ASSESSMENTS	34
5.17	FOREIGN PERSON STATUS	35
5.18	HAZARDOUS SUBSTANCES	35
5.19	NO BROKERS	35
5.20	GOVERNMENT AUTHORIZATIONS; EXISTING LEASES AND MANAGEMENT AGREEMENTS; TRANSFER OF LICENSES	35
5.21	INTENTIONALLY OMITTED.	35
5.22	FACILITIES	35
5.23	NO INVESTMENT COMPANY	36
5.24	NO EVENT OF DEFAULT	36
5.25	NO MISLEADING STATEMENTS	36
ARTICLE VI -	SPECIAL COVENANTS OF BORROWERS AND PARENT GUARANTORS	36
6.1	EXISTENCE; NO FUNDAMENTAL CHANGE.	36
6.2	PERSONAL PROPERTY	37
6.3	USE OF FACILITIES	37
6.4	COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS, INSTRUMENTS, ETC	38
6.5	LEGAL REQUIREMENT COVENANTS	38
6.6	MINIMUM CAPITAL EXPENDITURES	39
6.7	MANAGEMENT AGREEMENTS; RELATED PARTY DEBTS	39
6.8	LENDER’S RIGHT TO CURE BORROWERS’ DEFAULT	39
6.9	TAX RETURNS	40
6.10	OFFICER’S CERTIFICATES AND FINANCIAL STATEMENTS	40
6.11	PUBLIC OFFERING INFORMATION	41
6.12	LENDER’S RIGHT TO INSPECT	42
6.13	NO INVESTMENTS. WITHOUT THE PRIOR WRITTEN CONSENT OF LENDER, N	42
6.14	INVESTMENT COMPANY	42
6.15	OFF-BALANCE SHEET LIABILITIES	42
6.16	CERTAIN FINANCIAL COVENANTS	42
6.17	WORKING CAPITAL LOAN	44
6.18	BANK ACCOUNTS	44
6.19	OTHER FACILITIES	45
6.20	NO OTHER BUSINESS	45
6.22	DEED OF TRUST COVENANTS	45
6.23	ENVIRONMENTAL COVENANTS	59
6.24	ESTOPPEL CERTIFICATES	63
ARTICLE VII -	DEFAULT AND RIGHTS TO ACCELERATE; SECURITY DEPOSIT	63
7.1	EVENTS OF DEFAULT	63
7.2	REMEDIES	66
7.3	LENDER’S OTHER COLLECTION REMEDIES	66
7.4	SECURITY DEPOSIT	66
ARTICLE VIII -	MISCELLANEOUS	67
8.1	ARBITRATION	67
8.2	BORROWERS TO PAY REASONABLE EXPENSES	67
8.3	MUTUAL WAIVER OF RIGHT TO JURY TRIAL	68
8.4	ASSIGNMENT	68
8.5	THIRD PARTIES	68
8.6	NO PUBLIC ANNOUNCEMENTS	68
8.7	DELIVERY OF EXHIBITS	68
8.8	FURTHER ASSURANCES	68
8.9	NOTICES	69
8.10	OHIO LAW	70
8.11	COUNTERPARTS	70
8.12	CAPTIONS	70
8.13	INTEGRATION; WAIVER	70
8.14	TIME OF THE ESSENCE	70

LOAN AGREEMENT
(Maryland Acquisition Loan)

This Loan Agreement (“Agreement”) is dated as of April ___, 2008, and is by and among OHI ASSET III (PA) TRUST, a Maryland business trust (“Lender”), and BEL PRE LEASING CO., LLC, an Ohio limited liability company, RIDGE (MD) LEASING CO., LLC, an Ohio limited liability company, MARLBORO LEASING CO., LLC, an Ohio limited liability company, FAYETTE LEASING CO., LLC, an Ohio limited liability company, LIBERTY LEASING CO., LLC, an Ohio limited liability company, HOWARD LEASING CO., LLC, an Ohio limited liability company, PALL MALL LEASING CO., LLC, an Ohio limited liability company, WASHINGTON (MD) LEASING CO., LLC, an Ohio limited liability company, and MARYLAND NH ASSET, LLC, an Ohio limited liability company (each a “Borrower”, and collectively, as the “Borrowers”) and OMG RE HOLDINGS, LLC, an Ohio limited liability company (“RE Holdings”), OMG RE LEASING CO, LLC, an Ohio limited liability company (“RE Leasing”), and OMG ASSET OWNERSHIP, LLC, an Ohio limited liability company (“AO”), HEALTH CARE FACILITY MANAGEMENT, LLC, an Ohio limited liability company (“HCFM”), and RESIDENT CARE CONSULTING, LLC, an Ohio limited liability company (“RCC”, and together with RE Holdings, RE Leasing, AO, and HCFM each a “Parent Guarantor” and collectively, the “Parent Guarantors”).

RECITALS:

A. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given them in Article I below.

B. Each of Borrowers listed below is the owner or operator of the Facility and related operations set forth next to its name (each, a “Facility”, and collectively, the “Facilities”):

Facility	Owner	Operator
Bel Pre Health & Rehabilitation Center 2601 Bel Pre Road Silver Spring MD 20906	Maryland NH Asset, LLC	Bel Pre Leasing Co., LLC
Ellicott City Health & Rehabilitation Center 3000 N. Ridge Road Ellicott City MD 21043	Maryland NH Asset, LLC	Ridge (MD) Leasing Co., LLC
Forestville Health & Rehabilitation Center 7420 Marlboro Pike Forestville MD 20747	Maryland NH Asset, LLC	Marlboro Leasing Co., LLC
Franklin Square Health & Rehabilitation Center 1217 W. Fayette Street Baltimore MD 21223	Maryland NH Asset, LLC	Fayette Leasing Co., LLC
Liberty Heights Health & Rehabilitation Center 4017 Liberty Heights Avenue Baltimore MD 21207	Maryland NH Asset, LLC	Liberty Leasing Co., LLC
Marley Neck Health & Rehabilitation Center 7575 E. Howard Road Glen Burnie MD 21060	Maryland NH Asset, LLC	Howard Leasing Co., LLC
Northwest Health & Rehabilitation Center 4601 Pall Mall Drive Baltimore MD 21215	Maryland NH Asset, LLC	Pall Mall Leasing Co., LLC
South River Health & Rehabilitation Center 144 Washington Road Edgewater MD 21037	Maryland NH Asset, LLC	Washington (MD) Leasing Co., LLC

C. RE Holdings owns 100% of the outstanding equity interests in RE Leasing and AO.

D. RE Leasing owns 100% of the outstanding equity interests in each of the Operators.

E. AO owns 100% of the outstanding equity interests in Owner.

F. HCFM owns 100% of the outstanding equity interests in each of the Managers.

G. Lender has agreed, subject to and upon the terms and conditions contained herein, to make the Loan to Borrowers, each of which shall be liable, jointly and severally, for repayment of the Loan.  The Loan will be evidenced by the Note and will be secured by, among other things, the liens and security interests created by the Deeds of Trust, the Security Agreements and the other Loan Documents.

H. Lender and Borrowers desire to fully set forth in writing their respective agreements and obligations concerning such borrowings as more particularly set forth below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I   - DEFINITIONS

1.1 Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this article have the respective meanings assigned to them in this article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP as at the time applicable, (c) all references in this Agreement to designated “articles”, “sections” and other subdivisions are to the designated articles, sections and other subdivisions of this Agreement, (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision, and (e) any capitalized terms used in this Agreement and not defined in this Agreement shall have the meanings for such terms set forth in the Deeds of Trust.

Affiliate:  When used with respect to any Person, the term “Affiliate” shall mean any Person who or which, directly or indirectly, controls or is controlled by or is under common control with such Person.  For the purposes of this definition “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.  The term “Person” shall mean any natural person, trust, partnership, corporation, joint venture or other legal entity.

Appraisals:  Independent appraisals as to the value of the Facilities prepared by an Appraiser.  The Appraisals shall meet the standards of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

Appraised Value:  The value of each Facility determined by the applicable Appraisal.

Appraiser:  An appraiser approved by Lender.

Approval Threshold: One Hundred Thousand Dollars ($100,000).

Assessment:  Any assessment on any Facility or any part thereof for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed during the Term.

Award: means all compensation, sums or anything of value awarded, paid or received on a total or partial condemnation.

Borrower Affiliates Subordination Agreement: means the Subordination Agreement (Borrower Affiliates) from Borrowers, Guarantors and their Affiliates in favor of Lender.

Business Day:  Each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York are authorized or obligated, by law or executive order, to close.

Capitalized Leases: Leases that in accordance with GAAP are required to be capitalized for financial reporting purposes.

Cash Flow:  For any period, an amount equal to (a) Net Income of Borrowers’ arising solely from the operation of the Facilities for the applicable period; plus (b) the amounts deducted in computing Borrowers’ Net Income for the period for (i) depreciation, (ii) amortization, (iii) interest  (including payments in the nature of interest under Capitalized Leases and interest on any Purchase Money Financing), (v) income taxes (or, if greater, income tax actually paid during the period) and (vi) actual management fees paid; less (c) an imputed management fee equal to 5% of net revenues.

Cash Flow Coverage Ratio: For any fiscal period, the ratio of (i) Cash Flow to (ii) Debt Service.

Change in Control: means:

(i)           HCREH shall cease to own, free and clear of all liens or other encumbrances other than liens in favor of Lender, 90% of the outstanding equity interests in RE Holdings;

(ii)           RE Holdings shall cease to own, free and clear of all liens or other encumbrances other than liens in favor of Lender, 90% of the outstanding equity interests in RE Leasing and AO;

(iii)           RE Leasing shall cease to own, free and clear of all liens or other encumbrances other than liens in favor of Lender, 100% of the outstanding equity interests in the Operators;

(iv)           AO shall cease to own, free and clear of all liens or other encumbrances other than liens in favor of Lender, 100% of the outstanding equity interests in the Owners;

(v)           the Stephen Rosedale family shall cease to beneficially own, free and clear of all liens or other encumbrances other than liens in favor of Lender, if any, a controlling interest in each of the Guarantors, Borrowers, Managers and Consultants; or

(vi)           a change in the individuals holding the Executive Officer’s position of Borrowers, Guarantors, Managers, or Consultants; provided, however, that the occurrence of (vi) shall not constitute a Change in Control if such new Executive Officer:

(A)           either:

(1)           has previously held for a period of at least two years a similar position with a comparably sized (or larger) operator of skilled nursing facilities which operator has a good reputation in the industry, or has reasonably comparable experience in the health care industry; or

(2)           has worked previously as an employee of Borrowers, Guarantors, Managers or Consultants in a capacity such that a promotion to an Executive Officer position would be reasonably consistent with the career experiences and within the abilities of the individual; and

(B)           has not, or was not affiliated with any entity which (1) failed to perform in full its obligations under a lease, loan agreement or other credit extension with Lender or any of its Affiliates, or (2) had a license, permit or certificate of need rescinded or revoked and not reinstated.

Clean-Up:  The investigation, removal, restoration, remediation and/or elimination of, or other response to, Contamination, in each case to the satisfaction of all governmental agencies having jurisdiction over the applicable Facility and in compliance with or as may be required by Environmental Laws.

City View Borrowers: means the “Borrowers”, as defined in the City View Loan Agreement.

City View Debt Service: means Debt Service (as defined in the Cityview Loan Agreement) for the City View Borrowers.

City View EBITDA: means EBITDA (as defined in the Cityview Loan Agreement) for the City View Borrowers.

City View Loan Agreement:  The Loan Agreement dated November 1, 2004, as amended by a First Amendment to Loan Agreement dated as of March 1, 2005, an Assumption and Joinder Agreement and Second Amendment to Loan Agreement dated as of June 30, 2006, a Third Amendment to Loan Agreement dated as of February 1, 2007, and a Fourth Amendment to Loan Agreement dated as of the date of this Agreement, among OHI Asset (OH) Lender, LLC, a Delaware limited liability company, as lender, RE Holdings, City View Nursing & Rehab, LLC, an Ohio limited liability company, Cleveland NH Asset, LLC, an Ohio limited liability company, RCC, and HCFM.

City View Loan Documents: means the “Loan Documents” as defined in the City View Loan Agreement.

Closing:  The consummation of the Loan Closing contemplated by this Agreement.

CPI:                      The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if such Index is not available for the United States, an index available for the geographical area in the United States which most closely corresponds to the entire United States, published by such bureau or its successor, or, if none, by any other instrumentality of the United States.

Code:  The United States Internal Revenue Code of 1986, as amended.

Collateral Assignment of OTA: means the Collateral Assignment of OTA among Lender and Borrowers dated as of the date of this Agreement.

Combined Cash Flow Coverage Ratio: For any fiscal period, the ratio of (i) Cash Flow plus Cash Flow (as defined in the Master Lease) plus City View EBITDA to (ii) Debt Service plus Base Rent (as defined in the Master Lease) plus City View Debt Service.

Combined Transaction Documents: means the Loan Documents, the City View Loan Documents, and the Master Lease Documents.

Condemnation: means (1) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (2) a voluntary sale or transfer by a Borrower to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

Condemnor: means any public or quasi public authority, or private corporation or individual, having the power of condemnation.

Consultants: means RCC.

Contamination. The presence, Release or threatened Release of any Hazardous Substance at a Facility in violation of any Environmental Law, or in a quantity that would give rise to any affirmative Clean-Up obligation under an Environmental Law, including, but not limited to, the existence of any injury or potential injury to public health, safety, natural resources or the environment associated therewith.

Cross Default and Cross Collateralization Agreement: means the Second Amended and Restated Cross Default and Cross Collateralization Agreement dated as of the same date as this Agreement by Borrowers, Guarantors, the Lessee (as defined under the Master Lease), and the Sublessees (as defined under the Master Lease), and the City View Borrowers in favor of Lender and the Lessor (as defined under the Master Lease).

Date of Taking: means the date the Condemnor has the right to possession of the Facility being condemned.

Debt Service: means, with respect to any entity during the applicable period, the sum of all principal and interest payments coming due during such period on all borrowed money, including payments in the nature of interest under Capitalized Leases and interest on any Purchase Money Financing.

Deed of Trust or Deeds of Trust:  The Deeds of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing from Owner to Lender.

Distribution: Any payment or distribution of cash or any assets of a Borrower to one or more equity owners of a Borrower (if any), to any Affiliate of Borrowers, or to or for any third party for any charitable or benevolent purpose, whether in the form of a dividend, a fee for management in excess of the fee required by the terms of a management agreement approved by Lender (but in any event not to exceed five percent (5%) of net revenues of the Facilities), a payment for services rendered, a reimbursement for expenditures or overhead incurred on behalf of a Borrower or a payment on any debt required by this Agreement or the other Loan Documents to be subordinated to the rights of Lender.

Escrowed Capex Funds: is defined in Section 2.8.

Endorsements:  The endorsements required by Lender for each of the Title Policies, including, without limitation, a Form 3.1 (completed structure) zoning endorsement, a usury endorsement, a survey endorsement and such other endorsements as may be reasonably required by Lender under the circumstances relating to each Facility, provided that the endorsements are available under the laws of the jurisdiction in which the Facility in question is located.

Environmental Assessments:  The Phase I Environmental Reports/Surveys to be prepared by an environmental engineer approved by Lender.

Environmental Audit:  As defined in Section 6.23.5 below.

Environmental Documents:  Documents received by Borrowers or any Affiliate from, or submitted by Borrowers or any Affiliate to, the United States Environmental Protection Agency and/or any other federal, state, county or municipal agency responsible for enforcing or implementing Environmental Laws with respect to the condition of the Facilities, or operations at the Facilities; and written reviews, audits, reports or other documents pertaining to environmental conditions, including, but not limited to, the presence or absence of Contamination, at, in or under or with respect to the Facilities that have been prepared by, for or on behalf of Borrowers.

Environmental Laws:  All federal, state and local laws (including, without limitation, common law), statutes, codes, ordinances, regulations, rules, orders, permits or decrees from time to time in effect and relating to (a) the introduction, emission, discharge or release of  Hazardous Substances into the indoor or outdoor environment (including, without limitation, air, surface water, groundwater, land or soil); or (b) the manufacture, processing, distribution, use, treatment, storage, transportation or disposal of Hazardous Substances; or (c) the Clean-Up of Contamination.

Environmental Report:  The Environmental Assessments heretofore provided by Borrowers to Lender.

ERISA: means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

Executive Officer:  The President, the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer (or the holder of the responsibilities ordinarily held by such the persons holding such titles) of Lessee, Manager, Consultant or Guarantor.

Facility or Facilities:  The skilled nursing facilities referred to in Recital B above, each of which is located on a parcel of real property described in Deeds of Trust.

Financial Statement:

(a) For each quarter during Borrowers’ and Parent Guarantor’s fiscal year, on a consolidated basis for Borrowers, (i) a statement of earnings for the current period and fiscal year to the end of such period, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period, and (ii) a balance sheet as of the end of the period, and after the first year after the Closing, with a comparison to the corresponding figures for the corresponding period in the preceding fiscal year from the beginning of the fiscal year to the end of such period; and

(b) For Borrowers’, and Guarantor’s fiscal year, a compilation financial report on a consolidated basis, prepared by an accounting firm or any other firm of independent certified public accountants reasonably acceptable to Lender, containing Borrowers’ and Guarantor’s balance sheet as of the end of that year, its related profit and loss, a statement of owner’s equity for that year, a statement of cash flows for that year, any management letter prepared by the certified public accountants, such comments and financial details as customarily are included in reports of like character.

(c) For HCREH’s fiscal year, a financial report on a consolidated basis, prepared and reviewed by an accounting firm or any other firm of independent certified public accountants reasonably acceptable to Lender, containing HCREH’s balance sheet as of the end of that year, its related profit and loss, a statement of owner’s equity for that year, a statement of cash flows for that year, any management letter prepared by the certified public accountants, such comments and financial details as customarily are included in reports of like character.

(d) Lender may, at its own expense, cause any Financial Statement to be audited by a certified public accountant selected by Lender and reasonably acceptable to Borrowers.  Lender consents to the use of the firm of Cummins, Krasik & Hohl Co. (Columbus, Ohio) to prepare such reports.

GAAP:  Generally Accepted Accounting Principles.

Government Authorizations:  The Government Authorizations described in Section 5.20(b) hereof.

Guaranty or Guaranties:  means one, more than one, or all of (i) the Guaranty executed by Parent Guarantors, Managers, and Consultants, (ii) the Guaranty executed by the Lessee and Sublessees (as defined in the Master Lease), and (iii) the Guaranty executed by the City View Borrowers, in each case guarantying, among other things, the obligations of Borrowers under this Agreement, the Note, the Deeds of Trust and the other Loan Documents.

Guarantor or Guarantors: means one, more than one, or all of Parent Guarantors and each other party whom guarantees the obligations of Borrowers under this Agreement, the Note, the Deeds of Trust and the other Loan Documents.

Hazardous Substances:  Any and all toxic or hazardous material, substance, pollutant, contaminant, chemical, waste (including medical waste) or substance, including petroleum products, asbestos and PCB’s, regulated, restricted or prohibited under any Environmental Law.

HCREH: means HC Real Estate Holdings, LLC, an Ohio limited liability company.

Impositions:  Collectively, all taxes, all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes; assessments (including Assessments); rents and charges due under all leases pertaining to the Personal Property or the Facilities; water, sewer or other rents and charges; excises; tax levies; fees (including, without limitation, license, permit, inspection, authorization and similar fees); other governmental charges; and all other encumbrances, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Facilities or the business conducted thereon, which at any time prior to, during or in respect of the Term may be assessed or imposed on or in respect of or be a lien upon (a) Lender or Lender’s interest in the Facilities, (b) the Facilities or any part thereof or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Facilities or the use of the Facilities or any part thereof; provided, however, “Impositions” shall not include any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lender generally and not specifically arising in connection with the Facilities.

Indebtedness: of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) Capitalized Lease Obligations, and (vii) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

Indemnity Agreement:  The Indemnity Agreement from HC RE Holdings, LLC, an Ohio limited liability company, in favor of Lender.

Insurance Requirements:  Policies of insurance issued by such insurers and in such amounts as required by this Agreement and the other Loan Documents.

Intangible Assets: The amount of (a) unamortized debt discounts and expenses, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organizational and developmental expenses, unamortized operating rights, unamortized licenses, unamortized leasehold rights, computer software development costs, start-up costs, pre-opening costs, prepaid pension costs and other intangible assets, including (a) any write-up resulting from a reversal of a reserve for bad debts or depreciation and any write-up resulting from a change in methods of accounting or inventory and (b) the amount of any investment in any Affiliate.

Intercompany Master Lease: means the Master Lease among Owners, as lessors, and Operators, as lessees, pursuant to which Operators lease the Facilities from Owners.

Interest Rate: means the annual rate of eleven percent (11%), as such rate may be increased pursuant to Section 2.7.

Investigations:  Soil and chemical tests or any other environmental investigations, examinations or analyses.

Investments: of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

Legal Requirements:  As to any Facility, all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Facility or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications or alterations in or to the Facility or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses and authorizations and regulations relating thereto including, but not limited to, those relating to existing health care licenses, those authorizing the current number of licensed beds and the level of services delivered from the Facility, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any of Borrowers, at any time in force affecting the Facility.

Lessee Purchase Option:  The option to purchase the skilled nursing facilities listed below granted by Lender to Affiliates of Borrowers pursuant to the Master Lease.  The skilled nursing facilities covered by the Lessee Purchase Option are:

Northwestern Center 570 North Rocky River Drive Berea OH 44017	Golden Years Healthcare Center 2125 Royce Street Portsmouth OH 45662
Columbus Center 4301 Clime Road, North Columbus OH 43228	Oak Grove Center 620 East Water Street Deshler OH 43516
Letter of Credit Agreement: means the Letter of Credit Agreement dated as of the same date as this Agreement among Borrowers and Lender.

Letter of Credit Facility: means a credit facility established for the sole purpose of providing the letters of credit constituting the Security Deposit, and the Liquidity Reserve (as defined in the City View Loan Agreement.

Loan:  The loan from Lender to Borrowers in the original principal amount of SEVENTY FOUR MILLION NINE HUNDRED TWENTY SEVEN THOUSAND SEVEN HUNDRED FIFTY ONE AND NO/100 ($74,927,751) DOLLARS, plus all other obligations owing from Borrowers and their Affiliates to Lender and its Affiliates under this Agreement and the other Loan Documents.

Loan Closing Date:  On or before [April 1, 2008], or such other date as shall be agreed upon by the parties for the completion of the loan transaction pursuant to this Agreement.

Loan Documents:  This Agreement, the Note, the Guaranties, the Security Agreements, the Deeds of Trust, the Borrower Affiliate Subordination Agreement, the Subordination Agreement, the Pledge Agreement, the Subordination of Management Agreement, the Collateral Assignment of OTA, the Letter of Credit Agreement, the Indemnity Agreement, the Operator Guaranty, and all other documents, instruments, certificates, opinions and financing statements required or permitted by the foregoing documents (including all documents set forth in Section 3.1.1), and any security agreements, pledge agreements, letter of credit agreements, guarantees, notes or other documents which evidence, secure or otherwise relate to this Agreement, the Note, the Guaranty or the Loan, or the transactions contemplated by this Agreement; and any and all amendments, modifications, extensions and renewals of any of the foregoing documents.

Loan Proceeds:  The principal amount of the Loan less Lender’s expenses which Borrowers are required to pay pursuant to this Agreement and the Escrowed Capex Amount.

Managers: means Bel Pre Mgmt. Co., LLC, Ridge (MD) Mgmt. Co., LLC, Marlboro Mgmt. Co., LLC, Fayette Mgmt. Co., LLC, Liberty Mgmt. Co., LLC, Howard Mgmt. Co., LLC, Pall Mall Mgmt. Co., LLC, and Washington (MD) Mgmt. Co., LLC, each an Ohio limited liability company.

Master Lease: means the Second Consolidated Amended and Restated Master Lease dated as of the date of this Agreement among Lender, as lessor, and OMG MSTR LSCO, LLC, an Ohio limited liability company, and OMG  LS Leasing Co., LLC, an Ohio limited liability company, as lessees, as such lease is amended, restated, modified, extended, renewed and replaced.

Master Lease Documents: means the Transaction Documents as defined in the Master Lease.

Maturity Date:  means April 30, 2018, as extended pursuant to Section 2.7.

Maximum Principal Amount: means Thirty Five Million Dollars ($35,000,000).

Net Income:  For any period, Borrowers’ net income (or loss) for such period attributable to the operation of the Facilities, determined in accordance with GAAP; provided, however, that Borrowers’ Net Income shall not include any extraordinary gains (or losses) or nonrecurring gains (or losses).

Northwest Allocation Funds: all or any portion of the $1,400,000 of unallocated purchase price for the Northwest Facility that are repaid to Lender or Borrower if the Northwest Facility is not acquired by Borrower.

Northwest Closing: means the acquisition of the Northwest Facility by Owner.

Northwest Escrow Agreement:   As defined in the Sixth Amendment.

Northwest Funds: is defined in Section 2.9.

Northwest Facility:  means the Facility commonly known as Northwest Health & Rehabilitation Center, 4601 Pall Mall Drive, Baltimore MD 21215.

Note or Notes:  The Secured Deed of Trust Note, in the original principal amount of the Loan, to be executed by Owner, as such Note may be amended, modified, extended and restated, and any other promissory note executed by Owner or any Borrower pursuant to the terms of this Agreement or any of the other Loan Documents.

Off-Balance Sheet Liability: of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person.

OHI Facilities: means, as the context may require or permit, one, some or all of the Facilities, the “Facilities” as defined in the Master Lease and the “Facility” as defined in the City View Loan Agreement.

Operator or Operators: means Borrowers listed as “Operators” in Recital B.

Operator Guaranty: means the Guaranty from the Operators in favor of Lender.

Option to Purchase: means the Option to Purchase from Borrowers in favor of Lender set forth in the Master Lease.

Other Permitted Indebtedness: means the Letter of Credit Facility and the indebtedness and contingent obligations listed on Exhibit B, together with renewals, refinancings and replacements of such indebtedness and contingent obligations by indebtedness or contingent obligations of like kind and of equal or lesser amount of credit exposure.

Owner: means Borrower listed as “Owner” in Recital B.

Partial Taking:  A taking of less than the entire fee of a Facility.

Permitted Encumbrances:  Collectively, (a) liens, if any, for taxes, Assessments and governmental charges not yet past due and payable or delinquent, (b) the Permitted Encumbrances as defined in the Deeds of Trust, (c) the Permitted Leases, and (c) a security interest in the accounts receivable and related collateral of Operators granted pursuant to the Working Capital Loan Documents to secure the Working Capital Loan as and to the extent permitted under Section 6.17.

Personal Property:  As to each Facility, all Personal Property, such as furniture, fixtures, equipment, rugs, carpeting, drapes, linen and the like, now or hereafter used in connection with the operation of the Facility, and owned or leased by a Borrower and located in and upon the Real Property on which the Facility is located, excluding therefrom any goodwill or interest in the business of Borrowers.

Plan: means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which a Borrower or Guarantor may have any liability.

Pledge Agreements: means the Pledge Agreements from Parent Guarantors in favor of Lender.

Primary Intended Use: With respect to a Facility, the operation of the Facility as a licensed skilled nursing facility.

Permitted Leases: means the leases and subleases set forth on Exhibit A.

Purchase Money Financing:   Any financing provided by a Person to a Borrower in connection with the acquisition of Personal Property used in connection with the operation of a Facility, whether by way of installment sale or otherwise.

Qualified Capital Expenditures:  Expenditures capitalized on the books of Borrowers for any of the following: Replacement of furniture, fixtures and equipment, including refrigerators, ranges, major appliances, bathroom fixtures, doors (exterior and interior), central air conditioning and heating systems (including cooling towers, water chilling units, furnaces, boilers and fuel storage tanks) and major replacement of siding; major roof replacements, including major replacements of gutters, downspouts, eaves and soffits; major repairs and replacements of plumbing and sanitary systems; overhaul of elevator systems; major repaving, resurfacing and sealcoating of sidewalks, parking lots and driveways; repainting of entire building exterior; but excluding major alterations, renovations, additions, normal maintenance and repairs.

Real Property:  The parcels of real estate upon which the Facilities is located, as more particularly described in the Deeds of Trust.

Regulatory Actions:  Any claim, demand, action or proceeding brought or instigated by any governmental authority in connection with any Environmental Law, including, without limitation, civil, criminal and/or administrative proceedings, and whether or not seeking costs, damages, penalties or expenses.

Release:  The intentional or unintentional spilling, leaking, dumping, pouring, emptying, seeping, disposing, discharging, emitting, depositing, injecting, leaching, escaping, abandoning, or any other release or threatened release, however defined, of any Hazardous Substance.

Remediation Costs: as defined in the Sixth Amendment.
Reportable Event: means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan.

Sale and Leaseback Transaction: means any sale or other transfer of real or personal property by any Person with the intent to lease such property as lessee.

Scheduled Improvements: means the capital improvements to the Facilities set forth on Exhibit C.

Security Agreements:  Any Security Agreement between Lender, as secured party, and a Borrower and/or Guarantor, as debtor.

Security Deposit:   The “Security Deposit” delivered by Lessee to Lender, as lessor under the Master Lease.  Borrowers and Lender agree that the Security Deposit under this Agreement and the “Security Deposit” under the Maryland Loan Agreement are the same deposit (i.e., there are not separate security deposits under each agreement).

Sixth Amendment to THI PA: means the Sixth Amendment to Purchase and Sale Agreement dated as of the date of this Agreement among  OHI Acquisition Co 1, LLC, a Delaware limited liability company, THI of Maryland Real Estate Holdings, LLC, a Delaware limited liability company, THI of Ohio Real Estate Holdings, LLC, a Delaware limited liability company, THI of Maryland at Bel Pre, LLC, a Delaware limited liability company , THI of Maryland at Fort Washington, LLC, a Delaware limited liability company, THI of Maryland at Franklin Square, LLC, a Delaware limited liability company, THI of Maryland at Liberty Heights, LLC, a Delaware limited liability company, THI of Maryland at Marley Neck, LLC, a Delaware limited liability company, THI of Maryland at Northwest, LLC, a Delaware limited liability company, THI of Ohio at Berea, LLC, a Delaware limited liability company, THI of Ohio at Kent, LLC, a Delaware limited liability company, THI of Ohio at Northwestern, LLC, a Delaware limited liability company, THI of Ohio at Columbus, LLC, a Delaware limited liability company, THI of Ohio at Golden Years, LLC, a Delaware limited liability company, THI of Ohio at Oak Grove, LLC, a Delaware limited liability company,  Millennium Health and Rehabilitation Center of Ellicott City, LLC, a Maryland limited liability company, Millennium Health and Rehabilitation Center of Forestville, LLC, a Maryland limited liability company, THI of Maryland at South River, LLC, a Delaware limited liability company, THI of Ohio at Chardon, LLC, a Delaware limited liability company, THI of Ohio ALFs at The Commons, LLC, a Delaware limited liability company, THI of Ohio at Greenbriar North, LLC, a Delaware limited liability company, Trans Healthcare of Ohio, Inc., a Delaware corporation, PATHCare, Inc., a Delaware corporation, and Trans Healthcare, Inc., a Delaware corporation.

SNDA or SNDAs: means the Subordination, Non-Disturbance and Attornment Agreements requested at or after Closing by Lender with respect to the Permitted Leases.

Subordination of Management Agreement: means the Subordination of Management Agreement from any manager or consultant of the Facilities and one or more Borrowers in favor of Lender.

Subsidiary: of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of a Borrower or Parent Guarantor or HCREH.

Surveys:  Those certain ALTA/ACSM surveys of the Facilities performed by an independent surveyor and delivered in connection with the issuance of the Title Policies.  The Surveys shall each contain an ALTA/ACSM certification in favor of Lender, the Borrower that owns the Real Property and the Title Company.

Taking:  As to any Facility, a taking or voluntary conveyance during the Term hereof of all or part of such Facility, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding affecting such Facility, whether or not the same shall have actually been commenced.

Tangible Net Worth: At any date, the net worth of a Person as determined in conformity with GAAP, less Intangible Assets, as determined as of such date.

Term:  The period of time during which any indebtedness from Borrowers to Lender arising under or evidenced by the Loan Documents remains outstanding.

Third Party Claims:  Any claims, actions, demands or proceedings (other than Regulatory Actions) howsoever based on (including without limitation those based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to health welfare or property) due to claimed Contamination, and whether or not seeking costs, damages, penalties or expenses, brought by any person or entity other than a governmental agency.

Title Commitments:  The Title Insurance Commitment to issue ALTA extended coverage lender’s policies of title insurance issued by the Title Company for the Facilities.

Title Company: First American Title Insurance Company.

Title Policies:  ALTA extended coverage lender’s policies of title insurance issued pursuant to the Title Commitments, with the Endorsements and without standard Schedule B exceptions, insuring the Deeds of Trust subject only to Permitted Encumbrances.

Unavoidable Delays:  Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of a party hereto.

Unfunded Liabilities: means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using Pension Benefit Guaranty Corporation (or any successor thereto) actuarial assumptions for single employer plan terminations.

Unmatured Event of Default: means the occurrence of an event which upon its occurrence, or with the giving of notice, the passage of time, or both, would constitute an Event of Default.

Unsuitable for Its Primary Intended Use:  A state or condition of a Facility such that, by reason of damage or destruction, or a partial taking by Condemnation, the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the number of usable beds, the amount of square footage and the estimated revenue affected by such damage or destruction.

Working Capital Loan: means a working capital line of credit from a third-party (i.e., non-Affiliate) working capital lender permitted pursuant to the terms of Section 6.17.

Working Capital Loan Documents: means the documents which evidence, secure or otherwise related to the Working Capital Loan.

ARTICLE II    - TERMS OF THE LOAN TRANSACTION

2.1 The Loan.  On the Loan Closing Date, and subject to the terms and conditions set forth below, Lender agrees to make the Loan to Owner.  The Loan shall be evidenced and secured by the Note, the Deeds of Trust, the Guaranties, the Operator Guaranty and the other Loan Documents.  The payment terms of the Loan, including, without limitation the term and the manner, method and timing of the payments of principal and interest, are all as set forth in this Agreement, the Note and in the other Loan Documents.

2.2 Unconditional Obligations.  The obligations of (i) Owner to pay the Note, (ii) of Operators to perform their obligations under the Operator Guaranty, and (iii) of Borrowers to pay all fees, expenses and charges provided for in the Note, in this Agreement and in any other Loan Documents shall be general obligations of Borrowers, absolute and unconditional, and shall not be abated, rebated, setoff, reduced, abrogated, waived, diminished or otherwise modified in any manner or to any extent whatsoever, regardless of any rights of setoff, recoupment or counterclaim that Borrowers may have against Lender.

2.3 No Prepayment.  Borrowers’ rights and obligations with respect to the prepayment of all or any portion of the principal balance of the Loan shall be governed as expressly set forth in this Agreement, in the Note, and in the Deeds of Trust, and, except for such rights, if any, as may be expressly set forth in such documents, Borrowers shall have no right to prepay the Loan.   If the Loan is paid in whole or in part prior to stated maturity for any reason (whether by acceleration or otherwise) other than pursuant to Sections 2.9, 3.3, 3.4 and 6.22.9 of this Agreement, then Borrowers shall pay a prepayment premium (the “Prepayment Premium”) equal to the greater of (i) 3% of the principal amount then outstanding, and (ii) the amount calculated as follows:

(a)
First, the interest payments which would have become due on the Loan if the Loan had not been prepaid shall be calculated.  In calculating such interest payments, it shall be assumed that Borrowers would have paid the Loan on the scheduled maturity date without exercising any prepayment right under this Agreement.

(b)
Second, there shall be deducted from each interest payment that would have become due under the Loan determined as set forth in clause (a) above the interest that would become due to Lender on the date of each such interest payment if the entire principal amount prepaid is reinvested by Lender on the date of the prepayment in an instrument bearing interest at the Reference Rate (as hereafter defined) payable on the first date of each month following such reinvestment with a maturity on the Maturity Date.  Each such difference is hereinafter referred to as a “Monthly Payment Differential.”

(c)
Third, each Monthly Payment Differential shall be discounted at an interest rate equal to the Reference Rate to determine its present value from the date that such Monthly Interest Differential would have occurred to the date of the prepayment of this Loan, so as to determine the present value of the Monthly Payment Differential as of the date of prepayment.

(d)	Fourth, the Prepayment Premium shall be calculated by adding together the present value of each Monthly Payment Differential determined as set forth in clause (c).

The “Reference Rate” shall be equal to the current yield, on the date five (5) days prior to prepayment, of the U.S. Treasury security closest in maturity to the remaining term of the loan.  If there is more than one (1) U.S. Treasury security with such a maturity date, the selection shall be at the sole option of Lender.  There shall be no discount if the Reference Rate exceeds the Interest Rate.

The Prepayment Premium required to prepay the Loan following a prepayment is intended to preserve the yield on the Loan, and to serve as liquidated damages, because the costs, expenses and losses caused by a prepayment are difficult or impossible to estimate.

2.4 Borrowers to Pay Expenses.  Except as limited below, all costs and expenses of the Loan transactions as contemplated by this Agreement and the other Loan Documents shall be paid for by Borrowers, including, but not limited to:

(a) all taxes, including, without limitation, documentary transfer taxes, documentary stamp taxes, sales and similar taxes, applicable to the transactions contemplated herein, together with interest and penalties, if any, thereon;

(b) all recording costs, fees and charges;

(c) all costs relating to the Title Commitments and the Title Policies;

(d) all costs relating to the Surveys;

(e) all costs relating to the Environmental Assessments;

(f) the reasonable legal fees of legal counsel to Lender, and reasonable disbursements of such legal counsel;

(g) Lender’s reasonable physical inspection costs, including travel and authorized out-of-pocket expenses; and

(h) any prepayment penalty fees or charges, recording fees or charges, legal fees, reconveyance fees or charges, or other costs associated with the discharge and payment of any existing secured debt recorded against any of the Facilities.

2.5 Use of Loan Proceeds.  Owner shall use the Loan Proceeds to acquire the Personal Property and Real Property comprising the Facilities, to complete the Escrowed Improvements and to pay the Remediation Costs.

2.6 Further Assurances.  Borrowers agrees that each of them will execute and deliver such other instruments and take all such actions as may reasonably be required by Lender in order to effectuate the purpose and to carry out the terms of this Agreement and the other Loan Documents.

2.7 Extension of Maturity Date.  Borrowers are hereby granted two (2) successive options to extend the Maturity Date (each an “Option to Extend”).  The Options to Extend shall be for a period of ten (10) years each, such that if the first Option to Extend is exercised, the Maturity Date would be April 30, 2028 and if the first and second Options to Extend are exercised, the Maturity Date would be April 30, 2038.  Borrowers’ exercise of the first and second Options to Extend are subject to the following terms and conditions (which conditions may be waived by Lender in its sole discretion):

(a) An Option to Extend is exercisable only by Notice to Lender at least one hundred and eighty (180) days, and not more than three hundred sixty (360) days, prior to the Maturity Date;

(b) No Event of Default or Unmatured Event of Default shall have occurred and be continuing either at the time an option to extend is exercised or at the commencement of the extension period;

(c) As set forth in the Note, the Interest Rate during the period from April 1, 2018 thru April 30, 2028 will be 13.75%, and the Interest Rate during the period from May 1, 2028 thru April 30, 2038 will be 16.75%;

(d) All of the terms and conditions of this Agreement, the Note, the Deeds of Trust and the other Loan Documents shall remain in full force and effect; and

(e) Borrowers may only exercise their Options to Extend if the option to renew for a corresponding period of years under the Master Lease (the “Master Lease”) is also exercised with respect to all (and no fewer than all) of the Leased Properties (as defined in the Master Lease) such that the Expiration Date (as defined in the Master Lease) and the Maturity Date are the same date.

2.8 Escrowed Capital Improvements Funds.   At Closing, Lender and Borrowers shall escrow with the Title Company a portion of the Loan equal to Two Million Three Hundred Seventy Five Thousand Dollars ($2,375,000) (the “Escrowed Capex Funds”) pursuant to an escrow agreement in form and substance acceptable to Borrowers and Lender.   Borrowers shall propose the specific Escrow Improvements for Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  After receipt of approval as to any specific Escrowed Improvement, the Borrowers shall promptly undertake, and complete each such Scheduled Improvement on or before December 31, 2009.   Upon written certification from Borrowers to Lender that a Scheduled Improvement has been completed, in whole or in part, and upon compliance with the procedures set forth below, so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Borrowers may withdraw an amount of Escrowed Capex Funds equal to the amount set forth on Schedule 2.8 for such Scheduled Improvement.  Any amounts so paid to Borrowers by Lender shall be used first to pay the costs of the Scheduled Improvements.  To the extent the actual cost of a Scheduled Improvement exceeds the amount set forth on Schedule 2.8 for such Scheduled Improvement, then Borrowers shall pay such cost themselves.

(a) Borrowers may not request disbursement of the Escrowed Capex Funds more than once per month;

(b) With each request for disbursement, Borrowers shall deliver a certification from an officer of Borrowers that no Event of Default or UnMatured Event of Default exists;

(c) The Scheduled Improvements shall be done pursuant to plans and specifications and a cost statement approved by Lender;

(d) After the first disbursement to Borrowers, sworn statements and lien waivers in an amount at least equal to the amount of funds previously paid to Borrowers (or lien subordination agreements pursuant to Maryland law) or such other adequate evidence of payment shall be delivered to Lender and the Title Company from all contractors, subcontractors and material suppliers covering all labor and materials invoiced prior to the date of the previous disbursement;

(e) Borrowers shall deliver to Lender such other evidence as Lender reasonably may request, from time to time during the course of the work on the Scheduled Improvements, of compliance with the approved plans and specifications, of the cost of work and of the total amount needed to complete the Scheduled Improvements, and showing that there are no liens against the Facilities arising in connection with the work with respect to which the cost statement delivered to, and approved by, Lender does not provide for their payment; and

(f) At the election of Lender, the funds may be disbursed by the Title Company to Borrowers or to the persons entitled to receive payment thereof from Borrowers.

2.9 Northwest.  On the Loan Closing Date, Lender shall escrow a portion of the Loan equal to Four Million Nine Hundred Thousand Dollars ($4,900,000) plus certain closing costs (the “Northwest Funds”) with the Title Company pursuant to the terms of the Northwest Escrow Agreement.   Notwithstanding anything in this Agreement or the Note to the contrary, Borrowers shall not pay interest on the Northwest Funds until the earlier of (i) the release of the Northwest Funds to Sellers (as defined in the Northwest Escrow Agreement) or (ii) the date that is ninety (90) days after the Loan Closing Date; provided, however, that all interest earned on the Northwest Funds shall be paid over to Lender during such ninety (90) period.  If Owner does not acquire the Northwest Facility, then Borrowers shall repay to Lender an amount equal to the Northwest Funds plus any portion of the Northwest Allocation received from Sellers.  If the Northwest Funds or any portion of the Northwest Allocation Funds are returned to Lender, then, provided no Event of Default has occurred and is continuing, the Northwest Funds and/or the Northwest Allocation Funds shall be applied to the outstanding principal balance of the Loan and no Prepayment Premium shall be due in connection with such return and the difference between $1,449,518 less that portion of the Northwest Allocation Funds actually received shall be reallocated among the remaining Facilities in proportion to the number of licensed beds at each remaining Facility bears to the total number of licensed beds at all Facilities, which reallocation shall also increase the Third Year Release Payment and the Seventh Year Release Payment in the amount reallocated to such Facilities.  In addition, Borrowers shall pay all Remediation Costs.  If the Northwest Facility is not acquired by Owner, then the Northwest Facility shall be removed from Section 3.4 and the Seventh Year Release Payment shall be reduced by $7,952,560.56.    If the Northwest Facility is acquired by Owner, Owner shall grant equivalent liens and security interests covering the Northwest Facility as cover all other Facilities.

ARTICLE III    - SECURITY

3.1 Security.

3.1.1 Loan Documents.  To secure the Note and Loan and the performance of Borrowers’ obligations hereunder, Borrowers and Parent Guarantors shall deliver, or cause to be delivered, to Lender, at Closing, the following:

(a) The Note;
(b) The Deeds of Trust;

(c) The Assignment of Leases;

(d) The Security Agreements;

(e) The Guaranties;

(f) The Operator Guaranty;

(g) The Cross Default and Cross Collateralization Agreement;

(h) The Borrower Affiliates Subordination Agreement;

(i) The Pledge Agreement;

(j) Subordination of Management Agreement;

(k) The Indemnification Agreement;

(l) The Option to Purchase;

(m) The Intercompany Master Lease;

(n) UCC-1 financing statements with respect to the security interest in favor of Lender; and

(o) Such other documents, certificates or instruments as may be contemplated by the above-referenced documents, together with such other documents as Lender reasonably require in order to perfect the liens and security interest contemplated in this Agreement and in the other Loan Documents.

After the Closing, Borrowers shall use commercially reasonable best efforts to cause the SNDA’s to be delivered within sixty (60) days after the Closing, or as soon thereafter as is reasonably possible.

Notwithstanding the foregoing, the Deed of Trust and the Assignment of Leases covering the Northwest Facility shall not be delivered unless and until the Northwest Closing occurs.

3.1.2 Cross Collateralization.  The obligations of Borrowers and their Affiliates to Lender under the Loan Documents or otherwise are secured by all security interests, liens, assignments and encumbrances granted previously, now or in the future by a Borrower, Guarantor or any Affiliate of a Borrower or Guarantor to Lender or any Affiliate of Lender, including, but not limited to, the security interests and liens granted pursuant to the Combined Transaction Documents.

3.2 Obligations Secured.  The Loan Documents shall secure (a) the due and punctual payment of (i) the Loan (including principal, interest, additional interest, default interest and all other sums required by the Note to be paid), and (ii) all of Borrowers’ and Guarantors other present and future indebtedness to Lender or its Affiliates, whether or not arising under this Agreement, evidenced by the Note, or otherwise, and (b) the due and punctual observance and performance of all of the other obligations under the Loan Documents of the mortgagors, debtors and others granting security interests under any of the Loan Documents. An Event of Default under this Agreement or any of the other Loan Documents shall be an Event of Default under this Agreement and all of the other Loan Documents, and shall entitle Lender to pursue any and all remedies available under this Agreement, or under any of the other Loan Documents, or at law or in equity.

3.3 Release of Certain Facilities during First Three Years.

(a) On or before the third anniversary of the Closing, provided that (i) no Event of Default has occurred and is continuing under the Loan Documents, (ii) no Unmatured Event of Default has occurred and is continuing, and (iii) Borrowers are selling the Facility or Facilities to an unrelated third party, upon the payment to Lender of the applicable release payment set forth below (each a “Three Years Release Payment”), Lender would agree to release the applicable Facility listed below (each a “Three Years Facility”) from the lien of the Loan Documents.  No Prepayment Premium would be payable in connection with such prepayment and release.  The initial release prices (to be increased by any reallocations as discussed below or any funded capex under Section  2.8) are:

Facility Name	Initial Release Payment
Liberty Heights Health & Rehabilitation Center 4017 Liberty Heights Avenue Baltimore MD 21207	$7,843,630.47
Northwest Health & Rehabilitation Center 4601 Pall Mall Drive Baltimore MD 21215	$6,690,212.73
Franklin Square Health & Rehabilitation Center 1217 W. Fayette Street Baltimore MD 21223	$11,761,358.12

Each Third Year Release Payment will increase 2.5% per year (compounding) on each anniversary of the Closing and pursuant to subparagraph (b) below.

(b) If, after exercising reasonable efforts to sell any Three Years Facility, Borrowers are unable to find a buyer willing to pay an amount sufficient to satisfy the applicable Three Years Release Payment, then Lender will accept as a Three Years Release Payment a lower release payment provided that: (i) the release payment is no less than 50% of the otherwise applicable Third Year Release Payment, and (ii) after giving effect to the sale of the Facility and the pay down of the Loan, the Borrowers remain in compliance with the Cash Flow Coverage Ratio and Combined Cash Flow Coverage Ratio required as of the date of the payment.   The difference between the actual release payment and the Three Years Release Payment shall be reallocated among the remaining Facilities in proportion to the number of licensed beds at each remaining Facility bears to the total number of licensed beds at all Facilities, which reallocation shall also increase the Third Year Release Payment under this Section and the Seventh Year Release Payment under Section 3.4 in the amount reallocated to such Facilities.

(c) Borrowers must sell the Facilities to unrelated third parties in order for the Facilities to be released from the lien of the Loan Documents pursuant to this Section.

(d) Upon payment of the applicable Third Year Release Payment, the amount of the Security Deposit required under this Agreement and the Master Lease will be reduced by an amount equal to (i) the amount of the applicable Third Year Release Payment actually paid to Lender multiplied by (ii) the Interest Rate divided by (iii) four (4).

(e) Upon payment of the applicable Third Year Release Payment, Lender shall release the applicable Facility from the Option to Purchase.

3.4 Release of Certain Facilities after Seven Years.

(a) During the one year period commencing on the seventh anniversary of the Closing, provided that (i) no Event of Default has occurred and is continuing under the loan documents, (ii) no Unmatured Event of Default has occurred and is continuing, (iii) the prepayment is made concurrently with respect to all such Facilities (to the extent they have not previously been released as provided for in Section 3.3), and (iv) the Lessee Purchase Option is closed concurrently, upon the payment to Seller of $47,541,642.86  (as such amount may be increased or reduced pursuant to Sections 3.3(b) and 3.4(b), the “Seventh Year Release Payment”), Seller will release the Facilities listed below from the lien of the Loan Documents.  No Prepayment Premium would be payable in connection with such prepayment and release.  Borrowers would not be obligated to sell the Facilities in connection with such prepayment and release.  The Facilities covered by this Section are as follows:

Bel Pre Health & Rehabilitation Center 2601 Bel Pre Road Silver Spring MD 20906
Liberty Heights Health & Rehabilitation Center 4017 Liberty Heights Avenue Baltimore MD 21207
Marley Neck Health & Rehabilitation Center 7575 E. Howard Road Glen Burnie MD 21060
Northwest Health & Rehabilitation Center 4601 Pall Mall Drive Baltimore MD 21215
Franklin Square Health & Rehabilitation Center 1217 W. Fayette Street Baltimore MD 21223

(b) The Seventh Year Release Payment will be reduced by the amount any Third Year Release Payment paid in connection with any of the Seventh Year Facilities which are also Third Year Facilities.

(c) If Borrowers do not sell or otherwise transfer the Facilities to third parties, but instead continue to own and operate them, then upon payment of the Seventh Year Release Payment and release of the Seventh Year Facilities from the lien of the Loan Documents, the ownership of the applicable Borrowers which own or operate such Facilities shall be transferred such that HCREH and the Parent Guarantors no longer own or control such Borrowers.  Upon such transfer, Lender will release such Borrowers from their obligations arising under the Loan Document and their guaranty of the Master Lease and the City View Loan.

(d) Upon payment of the Seventh Year Release Payment, the amount of the Security Deposit required under this Agreement and the Master Lease will be reduced by an amount equal to (i) the amount of the Seventh Year Release Payment actually paid to Lender multiplied by (ii) the Interest Rate divided by (iii) four (4).

(e) Upon payment of the Seventh Year Release Payment, Lender shall release the Facilities covered by this Section from the Option to Purchase.

ARTICLE IV  - CONDITIONS TO THE OBLIGATION OF LENDER TO CLOSE

The obligations of Lender hereunder are subject to the following conditions.  Should any condition not be fulfilled to the reasonable satisfaction of Lender on the Loan Closing Date, or if Lender does not waive such condition in writing, then Lender shall, at its option, but without waiving any rights (but subject to the limitations of Section 9.2 hereof), be relieved of all obligations under this Agreement.

4.1 Borrowers’ Compliance.  Borrowers shall fully comply with all provisions of this Agreement.

4.2 Execution and Delivery of Documents.  This Agreement, the Note, the Deeds of Trust, the Security Agreements, the Guaranty and all other Loan Documents to be executed by Borrowers, the Guarantors, the Consultants and Manager shall have been duly authorized, validly executed and delivered by Borrowers, the Guarantors, the Consultants, and Managers to Lender.

4.3 Recording and Payment of Charges.  Borrowers shall have (a) made arrangements for the Deeds of Trust and UCC-1 Financing Statements to be duly recorded or filed for recordation in each county in which a Facility is located and with the appropriate governmental office or offices concurrent with the Closing in the manner required by the laws of the jurisdiction in which the Facility is located and (b) paid, or arranged to be paid, all costs and fees to be paid by Borrowers pursuant to this Agreement, and such arrangements shall be reasonably satisfactory to Lender and its counsel.

4.4 Title Commitments.  Lender shall have received the Title Commitments, issued by the Title Company, committing to issue the Title Policies to be dated as of the Loan Closing Date and insuring Lender’s first lien security position against the Facilities.  The Title Policies shall:  (a) insure, to the extent such insurance is available in the states in which the Facilities are located (i) that any conditions, covenants and restrictions affecting the respective Facility has not been violated and that a future violation thereof will not result in forfeiture or reversion of title, (ii) access, (iii) affirmatively any easements required for ingress and egress or otherwise required for operation of any Facility, and (iv) over and against all parties in possession except any individuals currently receiving health care services; (b) be in an amount equal in the original principal amount of the Loan for the Facilities; (c) include the Endorsements; and (d) be delivered to Lender at the Closing.  The Title Commitments shall be accompanied by copies of all documents affecting the Facilities as disclosed by the Title Commitments.  Title to the Facilities shall be subject only to the Permitted Encumbrances.  Borrowers shall cause all liens relating to existing secured debt recorded against the Facilities to be discharged at the Closing.

4.5 Insurance.  Lender shall have received certificates of insurance fulfilling the insurance requirements set forth in this Agreement, together with proof that the premiums for such insurance have been paid.

4.6 No Damages.  There shall have been no material damage to the buildings and improvements constituting the Facilities and no condemnation or eminent domain proceedings shall be pending with respect thereto.

4.7 No Offsets or Claims.  On the Loan Closing Date, there shall exist no offset, defense or claim with respect to any sums to be paid by Borrowers under this Agreement or any of the other Loan Documents.

4.8 Representations and Warranties.  The representations and warranties made by Borrowers in this Agreement, in any of the other Loan Documents, and in any certificates delivered pursuant hereto shall be true and correct in all material respects on and as of the Loan Closing Date.

4.9 Corporate Proceedings.  All corporate and other proceedings of Borrowers in connection with the transactions contemplated herein and all documents and certificates incident thereto shall be reasonably satisfactory in form and substance to Lender and its counsel.  Lender shall have received such other documents and certificates incident to the transaction as Lender or its counsel shall reasonably request.

4.10 Opinion of Counsel.  Lender shall have received an opinion of counsel for Borrowers and the Guarantors, dated as of the Loan Closing Date, addressed to Lender, as to the due organization, existence and good standing of Borrowers, due authorization, execution and delivery of all of the Loan Documents; and dealing with such other matters as counsel to Lender may reasonably request.

4.11 Financial Statements.   Lender shall have received and approved financial statements for the RCC and HCFM for the years ended December 31, 2006 and December 31, 2007, and for the calendar year 2008 to February 29, 2008, in form and substance reasonably satisfactory to Lender.

4.12 Licenses.  Borrowers shall have (i) applied for all necessary certificates of need approvals/exemptions and license and certification approvals with respect to the operation of the Facilities for their Primary Intended Use, subject to the approval of Lender and its counsel, and no adverse action by any governmental agency or authority shall be pending with respect thereto, and (ii) shall have either received new licenses to operate the Facilities for their Primary Intended Use.

4.13 Surveys.  Borrowers shall deliver to Lender final ALTA/ACSM, “as-built” surveys of the Facilities, showing each such Facility in reasonable detail, with all encroachments, setbacks, utilities, and easements shown, including a Surveyor’s Certificate in favor of Lender, Borrowers and the Title Company, in form and substance reasonably acceptable to Lender and its counsel.  If the legal descriptions of the Facilities differ from the legal description contained in the Title Commitments, Borrowers shall cause the Title Company to insure the legal descriptions set forth in the Surveys.

4.14 Compliance.  Lender shall have received from Borrowers evidence satisfactory to Lender, in its reasonable discretion, of the following:

(a) Verification of Borrowers’ ownership of or leasehold rights with respect to all of the Personal Property, free and clear of all liens and encumbrances (other than the Permitted Encumbrances and existing secured debt, all of which shall be paid off and discharged at the Closing with the proceeds of the Loan);

(b) Verification that all licenses, permits, franchises, approvals and agreements for the continued operation of the Facilities as licensed nursing facilities has been obtained and are and will continue to be in full force and effect;

(c) Verification that there are no outstanding violations of any laws, codes, rules or regulations, the existence of which would have a material adverse affect on any Facility or the current operation thereof as a licensed nursing home facility; or if any such violations exists, a detailed explanation of each such violation, together with a plan of correction for each such violation that shall, among other things, be subject to Lender’s reasonable satisfaction and prior written approval in its reasonable discretion.  Any such plan(s) of correction shall, at Lender’s option, include such security as Lender may reasonably require to assure it that neither the licenses for the operation of the Facilities as licensed nursing facilities nor the operations of any Facility as a nursing home shall be suspended or revoked during the correction of such violations, and that, notwithstanding any such suspension or revocation, all amounts shall be timely paid as and when the same shall become due under the Note; and

(d) Verification of the current zoning of the Facilities and that all necessary utility services are available in sufficient capacity at the Facilities as currently operated (and that all such utilities enter the Facilities from public rights-of-way or from uninterrupted private utility company easements).

4.15 Environmental Assessments.  Lender shall have received independent Phase I and Phase II Environmental Assessments from an environmental engineer, in form and substance satisfactory to Lender in its sole discretion.  Borrowers shall have abated any hazardous materials conditions set forth in the Environmental Assessments and/or alternatively entered into an Indemnification Agreement in form and substance satisfactory to Lender in its sole discretion.

4.16 Due Diligence.  Lender shall have completed its due diligence review of the Facilities, including Lender’s inspection and approval of the Facilities as to their physical condition, by a structural engineer or other construction professional or professionals approved by Lender.

4.17 Approval of Occupancy Agreements.  Approval of all agreements affecting the occupancy of the Facilities, to the extent such agreements are not cancelable on no more than 30 days notice.

4.18 Rehabilitation Plan.  Lender’s approval of the preliminary plan for rehabilitation and capital improvements (including necessary expenditures for Code compliance) for the Facilities, based upon Lender’s inspection of the Facilities.

4.19 Security Deposit.  At Closing, Borrowers shall deliver to Lender the Security Deposit in accordance with, and subject to, the terms and conditions of, this Agreement, the Master Lease and the Letter of Credit Agreement.  Throughout the Term, the Security Deposit shall be in the exclusive possession and control of Lender.  Lender may draw upon the Security Deposit under the circumstances set forth in the Letter of Credit Agreement, the Master Lease and Section 7.4 below.  Upon payment in full of all of Borrowers’ and its Affiliates present and future indebtedness to Lender, whether evidenced by the Note, the Master Lease or otherwise, Lender shall deliver the Security Deposit, less any portion thereof applied as provided in the Letter of Credit Agreement, the Master Lease or Section 7.4,  to Borrowers.

ARTICLE V  - REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWERS AND THE GUARANTOR

To induce Lender to enter into this Agreement and to make the Loan to Borrowers, each of Borrowers and Parent Guarantors, jointly and severally, represent, warrant and covenant to Lender as of the date hereof, as follows:

5.1 Organization of Borrowers and Parent Guarantors.  Each of Borrowers and Parent Guarantors is a limited liability company duly organized and valid existing under the laws of the State of Ohio.  RE Holdings owns all of the issued and outstanding equity interests of RE Leasing and AO.  RE Leasing owns all of the issued and outstanding equity interests of each of the Operators.  AO owns all of the issued and outstanding equity interests of each of the Owners.  HCFM owns all of the issued and outstanding equity interests of each of the Consultants.  RCC owns all of the issued and outstanding equity interests of each of the Managers.  Borrowers are Affiliates of Parent Guarantors, the Managers and the Consultants.  The authorized and issued capital (including all equity securities, options, warrants, general or limited partnership interests, membership interests or other equivalents of or in a corporation, partnership, limited partnership, limited liability company or equivalent entity) of Borrowers, Parent Guarantors, the Managers and the Consultants and the registered holders of such capital are as set forth in Schedule 5.1 (together with a corporate chart) and all of the issued and outstanding shares and securities are issued and outstanding as fully-paid and non-assessable and no Person has any option or right to acquire any shares in the capital of any Borrower,  Parent Guarantors, the Consultants or Managers except as set forth in such Schedule.  Except as set forth on Schedule 5.1, none of Borrowers, HCREH, RE Holdings, RE Leasing, and AO own securities of any other corporation or beneficial interests in any other Person.   All of the issued and outstanding shares of capital stock or other ownership interests of Borrowers have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non assessable.

5.2 Parent Guarantors’ Financial Condition.  No material adverse change has occurred in the any Parent Guarantor’s finances, business, operations or affairs, following the Financial Statements dated, and for the period ended, February 29, 2008.  The Financial Statements of each Parent Guarantor:  (a) are prepared in accordance with the books and records of such Parent Guarantor; (b) are the statements of the financial conditions and results of operations of such Parent Guarantor as at and for the periods therein specified, all prepared in accordance with GAAP; and (c) contain and reflect all adjustments so as to present a fair and accurate statement of the results of operations and financial conditions for the periods covered by said Financial Statements on the basis of the applicable methods of accounting.

5.3 Financial Condition - Borrowers/Facilities.  No material adverse change has occurred in the finances, business, operations or affairs, and no material adverse change has occurred in the operation, physical condition, licensing, or financial results of any Borrower or Facilities since the date of the Financial Statements delivered to Lender pursuant to the terms of this Agreement.  The Financial Statements of the Facilities delivered to Lender pursuant to this Agreement:  (a) are prepared in accordance with the books and records of the Facilities reported on; (b) are true and complete statements of the financial conditions and results of operations of such Facilities reported on, as at and for the periods therein specified, all prepared in accordance with GAAP; (c) contain and reflect all adjustments so as to present a fair and accurate statement of the results of operations and financial conditions for the periods covered by said Financial Statements on the basis of the applicable methods of accounting.  No Borrower has contingent obligations not provided for or disclosed in the Financial Statements delivered pursuant to Section 4.11.

5.4 Taxes.  Each Parent Guarantor has filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by a Parent Guarantor, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no lien, security interest or encumbrance exists.  Borrowers were organized on or after December 1, 2007, have not engaged in any business activities prior to the transactions contemplated by this Agreement and the Purchase Documents, and have not been required to file, and have not filed, any federal or state tax returns.  The United States income tax returns of each Parent Guarantor have never been audited by the Internal Revenue Service.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of Borrowers and Parent Guarantors in respect of any taxes or other governmental charges are adequate.

5.5 Licenses.  The Facilities are duly licensed nursing facility with the number of  licensed beds set forth on Schedule 5.5.  The number of licensed beds at the Facilities shall not be reduced during the Term.  The Facilities are fully-equipped with all necessary equipment, is properly licensed, and is in material compliance with all appropriate laws, ordinances, rules and regulations, and operates as a Medicare and Medicaid provider under a valid Participation Agreement therefor.  Borrowers know of no facts, circumstances, or reasons that would cause the State of Maryland to deny their application for all necessary certificates of need approvals/exemptions and license and certification approvals with respect to the operation of the Facilities for their Primary Intended Use.  Effective as of the Closing Date, Borrowers have acquired new licenses issued to Operators and Operators are legally entitled to occupy the Facilities and to operate them for their Primary Intended Use.

5.6 The Facilities.

(a) The buildings and improvements comprising the Facilities have been constructed in compliance with the requirements of all laws, ordinances, rules, regulations and restrictions of record applicable thereto, and all bills for labor and materials in connection with the construction thereof have been paid in full or provided for.

(b) All public utilities, including, but not limited to, water, sewer, gas and electricity, to the extent necessary for the operation of the Facilities, have been connected to the Facilities, and are adequate for the intended use of the Facilities.

(c) Means of ingress and egress, streets, parking and drainage facilities are available to service each Facility and are adequate for the intended use of each Facility.

(d) All permits, licenses, conditional use permits and other certificates (including, if issued in the applicable jurisdiction, permanent, unconditional certificates of occupancy) and certificates of need or any other governmental approvals or authorizations, which are necessary to permit the use of the Facilities in accordance with the provisions of this Agreement and the other Loan Documents, have been obtained and are in full force and effect.  Borrowers have not received any notice of any default under any such permits and licenses.  Except as set forth on Schedule 5.6(d), there are no unresolved citations from any local public health, Medicare or Medicaid agencies, and there are no temporary or permanent waivers as to any condition or fact respecting any of the Facilities under the laws or regulations of the foregoing.

(e) Under applicable zoning and use laws, ordinances, rules and regulations, each Facility may be used for its Primary Intended Use and all necessary subdivision approvals have been obtained.

(f) The Permitted Encumbrances will not materially interfere with the Primary Intended Use of the Facilities by Borrowers or any lessee of the Facilities.

(g) Except as set forth on Schedule 5.6(g), no actions, suits, claims or proceedings have been instituted or, to the knowledge of Borrowers or the Guarantor, threatened against or affecting the Facilities at law or in equity or before any federal, state or municipal governmental department or agency or instrumentality thereof.

5.7 Litigation.  No actions, suits, claims or proceedings have been instituted or, to the knowledge of Borrowers or Parent Guarantors, threatened against or affecting Borrowers, Parent Guarantors, Consultants or Managers at law or in equity or before any federal, state or municipal governmental department or agency or instrumentality thereof.

5.8 ERISA.  None of Borrowers have, or has had, any employees or any Plans.  No Unfunded Liabilities exists for any Plans.  No Guarantor has incurred, or is reasonably expected to incur, any withdrawal liability to any Plans (whether single employer or multi-employer).  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, no Guarantor has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.9 Personal Property; Security Interests.  As of the Loan Closing Date, Borrowers will have good, valid and marketable title to all Personal Property, subject only to the Permitted Encumbrances.  As of the Loan Closing Date and at all times during the Term, except as may be permitted under Section 6.17, Lender shall have first priority security interests in the Personal Property (other than the Personal Property that is leased by a Borrower, as lessee), free and clear of all liens, encumbrances, pledges or leases, other than the Permitted Encumbrances.  None of the moveable equipment or other moveable Personal Property shall be removed from any Facility except in compliance with Section 6.22.11(d) below.

5.10 Reports by Borrowers.  Borrowers shall file or cause to be filed all reports and disclose such information with respect to the Facilities and/or the business being carried on at the Facilities as may be required or requested by any regulatory body or agency having jurisdiction thereof.

5.11 Defects.  There is no latent or patent defect or deficiency with regard to the structures, roofs, soils, furniture, fixtures, equipment, plumbing, electrical, mechanical or other system of any Facility which would impair the use or value of such Facility, and the same are in good working order and condition.

5.12 No Encroachments.  There exists no encroachment onto the Facilities or by the improvements onto any adjoining property, other than as reflected in the Survey.

5.13 No Condemnation.  None of Borrowers or Parent Guarantor know of any pending, contemplated or threatened Condemnation of the Facilities or any part thereof.

5.14 Insurance Policies.  Borrowers have delivered to Lender a schedule of all insurance policies in effect as of the date of this Agreement and covering the Facilities.  If Lender requests, Borrowers shall provide loss/claims histories.

5.15 No Other Defaults.  The transactions contemplated by this Agreement and the other Loan Documents will not constitute or result in any default or event that, with a notice or lapse of time, or both, would be a default, breach or violation of any lease, mortgage, covenant or other agreement, instrument or arrangement by which any Facility or any Borrower or Guarantor will be bound as of the date hereof except for those approvals and consents required hereunder which will be obtained on or before the Loan Closing Date.  No consent or joinder by any governmental agency or any other Person is required for the execution of this Agreement and the other Loan Documents by Borrowers or the Guarantors, for the performance of Borrowers’ and the Guarantors’ obligations as contemplated herein or in the other Loan Documents or for the enjoyment of the benefits of same by Lender.

5.16 No Assessments.  No assessments for public improvements have been made or, to the knowledge of Borrowers or Parent Guarantors, threatened against any Facility which are not of record and which remain unpaid, including, without limitation, those for extension and/or continuation of sewer and water lines and mains, retaining walls, streets, sidewalks and curbs.

5.17 Foreign Person Status.  None of Borrowers is a “foreign person” as that term is defined in Section 1445 of the Code.

5.18 Hazardous Substances.  To Borrowers’ and Parent Guarantors’ knowledge, the land on which the Facilities is located has not been used as a landfill, and no Hazardous Substances have been released, discharged or deposited on, under or about the Facilities, except for Hazardous Substances legally used in connection with the operation of the Facilities and disposed of in accordance with all applicable laws and regulations.  To Borrowers’ and Parent Guarantors’ knowledge, no Hazardous Substances have been used, generated, transported, treated, constructed, deposited, stored, disposed, placed or located on or under the Facilities except in strict compliance with Legal Requirements.

5.19 No Brokers.  None of Borrowers or Guarantors have used the services of any broker or finder in connection with the transactions contemplated in this Agreement.

5.20 Government Authorizations; Existing Leases and Management Agreements; Transfer of Licenses.

(a) Promptly upon written request by Lender, Borrowers shall deliver to Lender copies of all reports, surveys, audits, notices and statements with respect to the Government Authorizations for Lender’s inspection.

(b) None of Borrowers has been made subject to any condition upon any Government Authorization which in any way restricts or limits the right and ability of Borrowers to operate all beds contained in the Facilities as nursing home beds that are certified to provide licensed nursing care facility services, as appropriate, and to receive payment therefor under the Medicare and applicable state Medicaid programs (the “Government Authorizations”).

(c) Neither any Borrower nor any Guarantor has received any notice of any claim of violation or breach of any law, rule, regulation, order, writ, injunction, decree, certificate, agreement, or condition for participation related to any of the Government Authorizations which would have material adverse affect on the Facilities or the operation of the Facilities for their Primary Intended Use, except those that have been cured or were given formal waivers at the time of the claim.  If any Facility was resurveyed for Medicare and Medicaid certification, the Facility, equipment and operations of such Facility would satisfy all requirements for participation in such programs.

5.21 Intentionally omitted.

5.22 Facilities.  As of the Loan Closing Date, fee simple title to the Facilities will be owned by Owner and, so long as the indebtedness evidenced by the Note and other Loan Documents is outstanding, will continue to be owned by Owner.  No other Person will have any right, title, interest, claim or lien therein, thereon or thereto, other than the Permitted Encumbrances.   Except for the Permitted Encumbrances (other than any Permitted Lease with respect to which Lender has requested an SNDA), the liens granted to Lender under the Deeds of Trust shall be first and prior with respect to real property and fixtures comprising the Facilities.

5.23 No Investment Company.  None of Borrowers is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

5.24 No Event of Default.  No event has occurred and no condition exists which would ripen into an Event of Default under the Loan Documents either with or without notice or lapse of time, or both.

5.25 No Misleading Statements.  No warranty or representation by Borrowers, Parent Guarantor or any of their Affiliates contained in this Agreement, any other Loan Document or in any certificate or other document furnished by Borrowers or Parent Guarantor or their Affiliates pursuant to this Agreement and the other Loan Documents contains any untrue statement of material fact or omits to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances under which it was made.

The representations, warranties and covenants contained in or to be made pursuant to this Agreement and the other Loan Documents shall be deemed to be continuing and shall survive the Closing.  If Lender discovers after the Closing any violation of any of the foregoing representations, warranties or covenants, such violation shall be an Event of Default.

ARTICLE VI - SPECIAL COVENANTS OF BORROWERS AND PARENT GUARANTORS

6.1 Existence; No Fundamental Change.  Borrowers and Parent Guarantors shall preserve and maintain their legal existence and such of their rights, licenses and privileges as are material to their business and operations; and qualify and remain qualified to do business in each jurisdiction in which such qualification is material to their business and operations or the ownership of their properties.  Except with the prior written approval of Lender, which may be withheld in Lender’s sole and absolute discretion, none of Borrowers, HCREH, RE Holdings, RE Leasing, and AO will fundamentally change the nature of its business, enter into any amalgamation, merger, consolidation, reorganization or recapitalization, or reclassify its capital stock or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or assets, of any Person or any shares of stock or other equity securities of any Person.

6.2 Personal Property.

(a) At all times, Borrowers shall provide and maintain, or shall cause to be provided or maintained, all Personal Property as shall be necessary and appropriate in order to operate each Facility for its Primary Intended Use, in material compliance with all licensure and certification requirements, in material compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use.  Except as permitted under Section 6.17, Borrowers shall not permit or suffer the Personal Property to be subject to any lien, charge, encumbrance, financing statement or contract of sale or the like.

(b) At the Closing, Borrowers will grant to Lender first priority security interests in the Personal Property, and certain other personal property used or useful in connection with the Facilities, as more particularly described in the Security Agreements.

6.3 Use of Facilities.

(a) Borrowers shall obtain and, at all times, maintain, or cause to be obtained and maintained, all approvals needed to use and operate each Facility under applicable local, state and federal law, including, but not limited to, licensure as a licensed nursing home, and Medicare or Medicaid certification.

(b) Borrowers shall at all times use (or cause to be used) the Facilities for the Primary Intended Use and for such other uses as may be necessary or incidental to such use. Borrowers shall not use the Facilities, or any portion thereof, or permit the Facilities or any portion of them to be used, for any other use without the prior written consent of Lender.  Borrowers covenant and agree that the Facilities shall not be used for any unlawful purpose.  No use shall be made or permitted to be made of any Facility, and no acts shall be done, which will cause the cancellation of any insurance policy covering any Facility or any part thereof, nor shall Borrowers sell or otherwise provide to residents or patients therein, or permit to be kept, used or sold in or about any Facility, any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried under the Deeds of Trust or other Insurance Requirements.

(c) Borrowers covenant and agree that Borrowers will continuously operate the Facilities, or cause such Facilities to be continuously operated, as providers of health care services in accordance with its Primary Intended Use, and to maintain, or cause to be maintained, its certifications for reimbursement and licensure and its accreditation.

(d) Borrowers shall not commit or suffer to be committed any waste on the Facilities, nor shall Borrowers cause or permit any nuisance thereon.

(e) Borrowers shall neither suffer nor permit any Facility or any portion thereof, or the Personal Property, to be used in such a manner as (i) would reasonably tend to impair Borrowers’ title thereto or to any portion thereof, or (ii) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of any Facility or any portion thereof.

(f) Borrowers shall comply with and perform all terms, conditions and obligations under all leases affecting Borrowers’ interests in and use of any of the Facilities, and shall not suffer or permit any default to exist thereunder.

(g) The Operators shall at all times during the Term lease the Facilities from the Owners pursuant to the Intercompany Master Lease; provided, however, that if a Facility is released from the lien of the Loan Documents pursuant to Sections 3.3or 3.4, then the Intercompany Master Lease shall be terminated as to such Facility.

6.4 Compliance with Legal and Insurance Requirements, Instruments, etc.  Subject to Section 6.22.14 relating to permitted contests, Borrowers, at their expense, will promptly (a) comply or cause to be complied, in all material respects, with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Facilities and the Personal Property, whether or not compliance therewith shall require structural changes in any of the Facilities (any such structural changes, nevertheless, being subject to Lender’s prior written approval) or interfere with the use and enjoyment of any Facility, including such expenditures as are required to conform the Facilities to such standards as may from time to time be required by Federal Medicare or Medicaid Licensed Care Nursing Programs, if applicable, or any other applicable programs or legislation, or capital improvements required by any other governmental agency having jurisdiction over the Facilities or the business being operated on the Facilities as a condition to the continued operation of any Facility, or approval for Medicare, Medicaid or similar programs, pursuant to present or future laws or governmental regulation; and (b) procure, maintain and comply in all material respects with all licenses, certificates of need, provider agreements and other authorizations required for any use of the Facilities and the Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Facilities or any part thereof.

6.5 Legal Requirement Covenants.  Borrowers shall acquire and maintain, or cause to be obtained and maintained, all licenses, certificates, permits, provider agreements and other authorizations and approvals needed to operate the Facilities in their customary manner for the Primary Intended Use and any other use conducted on the Facilities as may be permitted from time to time hereunder.  The judgment of any court of competent jurisdiction or the admission of Borrowers in any action or proceeding against Borrowers, whether Lender be a party thereto or not, that Borrowers have violated any such Legal Requirements or Insurance Requirements shall be conclusive of that fact as between and among the parties to this Agreement.   Without limiting the generality of the foregoing, Borrowers will maintain in effect all licenses, permits, certificates of need, Section 1122 approvals, facility certifications, provider agreements, consents and other authorizations from all federal, state, municipal and other governmental agencies or authorities as are necessary to lawfully operate all beds contained in the Facilities as nursing home beds, that are duly certified to provide licensed nursing services, and to receive payment therefor under the Government Authorizations.

6.6 Minimum Capital Expenditures.  At all times for each calendar year while any obligations owed to Lender by Borrowers or Guarantor remains outstanding, Borrowers shall expend, or cause to be expended, a Minimum Annual Capital Expenditure of Four Hundred Dollars ($400) (increased annually to reflect increases in the CPI) per bed on Qualified Capital Expenditures with respect to the Facilities.

6.7 Management Agreements; Related Party Debts.  At all times Lender shall have the right to approve, in its sole discretion, the terms of any management agreement between a Borrower or its Affiliate and any other entity affecting the operational control of the Facilities.  Such manager or consultant shall subordinate its right to receive any management fee from the Facilities to Lender’s rights under this Agreement, the Note and the other Loan Documents.  The maximum aggregate management and consulting fees payable to a manager or consultant as to any Facility shall not exceed the five percent (5%) of such Facility’s gross revenues, without the written consent of Lender.  Management fees, and the payment by Borrowers of any debts to an Affiliate, shall be subordinated to the Loan, including any and all charges of any nature payable to Lender pursuant to this Agreement or any of the other Loan Documents.  Borrowers will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.8 Lender’s Right to Cure Borrowers’ Default.  If Borrowers shall fail to make any payment or to perform any act required to be made or performed under this Agreement, and to cure the same within the relevant time periods, if any, provided in ARTICLE VII, Lender, without further notice to or demand upon Borrowers or the Guarantors, and without waiving or releasing any obligation of Borrowers or the Guarantors, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrowers, and may, to the extent permitted by law, enter upon the Facilities for such purpose and take all such action thereon as, in Lender’s opinion exercised in good faith, may be necessary or appropriate therefor.  However, if Lender reasonably determines that the giving of such notice, if any, as is provided for in ARTICLE VII would risk loss to any Facility or cause damage to Lender, then Lender shall give such notice as is practical under the circumstances.  No such entry shall be deemed an eviction of Borrowers.  All sums so paid by Lender and all costs and expenses (including, without limitation, reasonable attorneys fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) and interest thereon at the Default Interest Rate (as defined in the Note, and to the extent permitted by law) from the date on which such sums or expenses are paid or incurred by Lender, shall be paid by Borrowers to Lender on demand.  The obligations of Borrowers and rights of Lender contained in this Section shall survive the payment of the indebtedness secured evidenced by the Note or the discharge of the Deeds of Trust.

6.9 Tax Returns.  Borrowers shall cause to be timely filed all required tax returns for the operation and/or ownership of the Facilities, including but not limited to, employee withholding taxes, before any penalty or interest for failure to file arises.

6.10 Officer’s Certificates and Financial Statements.  Borrowers will furnish, or cause to be furnished, the following statements to Lender:

(a) within one hundred twenty (120) days after the end of the fiscal year for each Borrower, a copy of that Borrower’s Financial Statements, and separate operating statements for the Facilities owned by such Borrower, in each case certified by an executive officer of the pertinent Borrower;

(b) within one hundred twenty (120) days after the end of the fiscal year for each Parent Guarantor and HCREH, a copy of that Person’s Financial Statements, in each case certified by an executive officer of the pertinent Person;

(c) within one hundred twenty (120) days after the end of the fiscal year for each Borrower, and together with the financial statements furnished in accordance with clause (a) and (b), an Officer’s Certificate of Borrowers, Parent Guarantors and HCREH stating that none Borrower, Parent Guarantor or HCREH is in default in the performance or observance of any of the terms of this Agreement and the other Loan Documents, or if a Borrower, Parent Guarantor or HCREH shall be in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same;

(d) within forty-five (45) days after the end of each month, monthly financial reports for each Facility, including detailed statements of income and expense;

(e) upon Lender’s request, complete copies of each cost report filed with the appropriate governmental agency for each Facility and any and all amendments filed with respect to such reports, and all responses, audit reports and inquiries with respect to each such report;

(f) upon Lender’s request, copies of surveys performed by the appropriate governmental agencies for licensing or certification purposes, and without the need for request by Lender, any plan of correction thereto for any Facility;

(g) Borrowers will give Lender immediate notice of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, known to any of Borrowers, the result of which could be to (i) revoke or suspend or terminate or modify in a way adverse to a Borrower, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Borrowers carries on any part of the Primary Intended Use of any Facility, or (ii) suspend, terminate, adversely modify, or fail to renew or fully continue in effect any cost reimbursement or cost sharing program by any state or federal governmental agency, including but not limited to Medicaid or Medicare or any successor or substitute therefor, or seek return of or reimbursement for any funds previously advanced or paid pursuant to any such program, or (iii) impose any bed hold, limitation on patient admission, or similar restriction on any Facility;

(h) as soon as it is prepared in each year, a capital budget for each Facility for that and the following year;

(i) with reasonable promptness, such other information respecting the financial condition and affairs of Borrowers and each Facility as Lender may reasonably request from time to time including, without limitation, any such other information as may be available to the administration of each Facility; and

(j) at times reasonably required by Lender, and upon request as appropriate, audited year-end information and unaudited quarterly financial information concerning the Facilities and the Guarantors, as Lender shall require for its on-going filings with the Securities and Exchange Commission, under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Lender during the Term of this Agreement.

6.11 Public Offering Information.  Borrowers specifically agree that Lender may include financial information and such information concerning the operation of the Facilities which does not violate the confidentiality of the Facility-patient relationship and the physician-patient privilege under applicable laws, in offering memoranda, prospectuses, or similar publications in connection with syndications or public offerings of the Lender’s securities or interests, and any other reporting requirements under applicable Federal and State Laws, including those of any successor to Lender.  Borrowers agrees to provide such other reasonable information necessary with respect to Borrowers and the Facilities to facilitate a public offering or to satisfy SEC or regulatory disclosure requirements.

6.12 Lender’s Right to Inspect.  Upon reasonable notice, Borrowers shall permit Lender and its authorized representatives to inspect the Facilities during usual business hours, subject to any security, health, safety or confidentiality requirements of any governmental agency or insurance requirement relating to the Facilities or imposed by law or applicable regulations.

6.13 No Investments.  Except as set forth on Schedule 6.13, without the prior written consent of Lender, none of Borrowers, HCREH, RE Holdings, RE Leasing and AO will, or will they permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person.

6.14 Investment Company.  None of Borrowers is, and during the term of the Loan will not be, an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

6.15 Off-Balance Sheet Liabilities.  Borrowers, Parent Guarantors and HCREH will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities.

6.16 Certain Financial Covenants.

6.16.1 Tangible Net Worth.  At all times during the Term, Lessee One (as defined in the Master Lease and RE Holdings shall maintain a combined minimum Tangible Net Worth of Three Million Dollars ($3,000,000), and if at any time Borrowers’ and Guarantors’ combined Tangible Net Worth is less than such amount, within thirty (30) days Borrowers and Guarantors shall cause their equity owners to contribute to Borrowers and Guarantors sufficient equity capital in the form of cash to cause Borrowers’ and Guarantors’ combined Tangible Net Worth to exceed such amount.

6.16.2 Borrowers Cash Flow Coverage Ratio.  Commencing with the quarter ending September 30, 2008, Borrowers on a consolidated basis shall maintain a Cash Flow Coverage Ratio as determined quarterly on a cumulative basis for the preceding four (4) calendar quarters as follows:

Period	Requirement
During the period of July 1, 2008 thru June 30, 2009	1.10
During the period of July 1, 2009 thru June 30, 2010	1.20
Thereafter	1.25
For purposes of clarification, this Section 6.16.2 applies to RE Leasing and it's subsidiaries, except for City View Nursing and Rehab, LLC, and AO and it's subsidiaries, except for Cleveland NH Asset, LLC.

6.16.3 Combined Cash Flow Coverage Ratio. Commencing with the quarter ending September 30, 2009 and continuing thereafter, Borrowers, Lessee (as defined in the Master Lease) and the City View Borrowers on a consolidated basis shall maintain a Combined Cash Flow Coverage Ratio as determined quarterly on a cumulative basis for the preceding four (4) calendar quarters of 1.25 or more.  As illustration of the foregoing, the calculation of Combined Cash Flow to Rent Ratio shall at the end of the fifth quarter (which tests the second thru fifth quarters after the date of this Agreement, i.e., October 1, 2008 thru September 30, 2009), exclude the Net Income and Base Rent attributable to the OHI THI Facilities prior to July 1, 2009, but include the period of July 1, 2009 thru September 30, 2009 for the OHI THI Facilities.  For purposes of clarification, this Section 6.16.3 applies to RE Holdings and it's subsidiaries, and OMG MSTR LSCO, LLC, and its subsidiaries.

6.16.4 Limitation of Distributions.  No Borrower, HCREH or Guarantor shall make any Distributions to the holders of its equity securities (if any), any Affiliate or for any charitable purposes, unless and until, as of the date of such Distribution and upon giving effect to such Distribution, no Event of Default or Unmatured Event of Default has occurred and is continuing.

6.16.5 Guarantees Prohibited.  Except for guaranties in favor of Lender or its Affiliates, guarantying Other Permitted Indebtedness or guarantying the Working Capital Loan, none of Borrowers, HCREH, RE Holdings, RE Leasing and AO shall guarantee any indebtedness of any Affiliate or other third party.

6.16.6 Equipment Financing.                                                       The aggregate amount of principal, interest and lease payments due from Borrowers on any equipment financing shall not exceed Ffity Thousand Dollars ($50,000) annually per Facility.

6.16.7 Indebtedness.  Borrowers, HCREH, RE Holdings, RE Leasing and AO will not, nor will they permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) The Loan;

(b) The Working Capital Loan;

(c) The equipment financing permitted under Section 6.16.6; and

(d) The Other Permitted Indebtedness.

6.16.8 Loans from Affiliates. None of Guarantors and Borrowers shall borrow money from any Affiliate unless the obligations of such Guarantor or such Borrower and the rights of its Affiliates with respect to any such loan are subordinated to the rights of Lender pursuant to a written subordination agreement in form and substance acceptable to Lender.

6.17 Working Capital Loan.  Operators may obtain a Working Capital Loan from a third-party working capital lender provided that:

(a) The working capital lender executes and delivers to Lender an intercreditor agreement in form and substance reasonably satisfactory to Lender;

(b) Operators use the Working Capital Loan for the sole purpose of financing the working capital at the OHI Facilities;

(c) The maximum principal amount available for advances under the Working Capital Loan does not exceed the Maximum Principal Amount;

(d) The Lender would agree in the intercreditor agreement to subordinate its lien in accounts receivable and related collateral from the Facilities to the lien of the working capital lender therein only to the extent of amounts advanced from time to time by the working capital lender to Operators with respect to the OHI Facilities and only up to the Maximum Principal Amount, plus interest, penalties and other charges under the Working Capital Loan Documents with respect to principal amounts advanced;

(e) The Working Capital Loan is not secured by any collateral other than accounts receivable and related collateral, which Lender agrees may secure the Working Capital Loan; and

(f) As of the date of entry by Lender into the intercreditor agreement, no Event of Default or Unmatured Event of Default has occurred and is continuing.

6.18 Bank Accounts.  Borrowers shall maintain separate bank accounts from any other Person.  None of Borrowers shall permit its or their assets, including cash, cash equivalents, and the cash proceeds arising out of the operation of the Facilities, to be commingled with the assets of any Person (other than another Borrower); provided, however, that the personal allowance accounts of the residents of the Facilities need not be maintained separately and may be commingled so long as Borrowers maintain adequate written records with respect to such personal allowance accounts.

6.19 Other Facilities.  No Borrower nor any Affiliate shall own, operate or manage any nursing home, rest home, assisted living facility, subacute facility, retirement center or similar health care facility within a ten mile radius of the Facilities.

6.20 No Other Business.  Borrowers shall not engage in any business other than the operation of the Facilities.

6.21 Liens.  Subject to the provisions of Section 6.22.14 relating to permitted contests, Borrowers, HCREH, RE Holdings, RE Leasing and AO shall not directly or indirectly create or allow to remain, and shall promptly discharge at their expense, any lien, encumbrance, attachment, title retention agreement or claim upon any assets of Borrowers, HCREH, RE Holdings, RE Leasing and AO, excluding, however, (a) the liens and security interests in favor of Lender, (b) the Permitted Encumbrances, (c) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet payable, or (ii) such liens are in the process of being contested as permitted by Section 6.22.14, (d) reserved, (e) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that any such liens are in the process of being contested as permitted by Section 6.22.14, (f) liens permitted under Section 6.17 of this Agreement, and (g) liens or security interests in assets (not including assets subject to the lien of the Pledge Agreements) of HCREH, RE Holdings, RE Leasing and AO which secure Other Permitted Indebtedness.

6.22 Deed of Trust Covenants.  Borrowers make the following covenants and agreements with respect to the Facilities and the properties encumbered by the Deeds of Trust, which covenants and agreements shall be incorporated into and shall be considered part of the covenants and agreements in the Deeds of Trust.

6.22.1 Payment of Impositions and Other Obligations.

(a) Borrowers will pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities, and shall promptly furnish to Lender copies of official receipts or other satisfactory proof evidencing such payments.  If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), then, as long as no Event of Default or Unmatured Event of Default exists hereunder, Borrowers may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term hereof (subject to Borrowers’ right of contest as provided in this Agreement) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.  If any refund shall be due from any taxing authority in respect of any Imposition paid by Borrowers, the same shall be paid over to or retained by Borrowers if no Event of Default or Unmatured Event of Default shall have occurred hereunder and be continuing.  Any such funds retained by Lender due to an Event of Default shall be applied against the indebtedness in any manner or priority elected by Lender.

(b) In the event governmental authorities classify any property covered by the Loan Documents as personal property, Borrowers shall pay all taxes against such personal property before any fine, penalty, interest or cost may be added for non-payment and shall file all personal property tax returns in such jurisdictions.  Borrowers shall promptly furnish Lender copies of official receipts or other satisfactory proof evidencing such payments.  As long as Borrowers have paid all Impositions in accordance with this Section 6.22.1 and as long as no Event of Default or Unmatured Event of Default exists hereunder, Borrowers may, upon notice to and with the prior written consent of Lender, which consent will not be unreasonably withheld, at Borrowers’ sole cost and expense, protest, appeal, or institute such other proceedings as Borrowers may deem appropriate to effect a reduction of real estate or personal property assessments.

(c) Notwithstanding anything contained in this Section 6.22.1 to the contrary, upon the occurrence of an Event of Default, Lender, in its sole discretion, shall be entitled to require Borrowers to deposit monthly with Lender a pro rata portion of such Impositions, and when such Impositions become due and payable, Lender shall pay the same to the extent of the amounts deposited for such purpose upon notice from Borrowers requesting such payment.  If sufficient funds have not been deposited as aforesaid to cover the amount of such Impositions prior to the time when the same become due and payable, Borrowers shall forthwith upon request by Lender pay such balance to Lender.  Lender shall not be required to pay Borrowers any interest or earnings whatever on the funds held by Lender for the payment of such Impositions and pursuant to this Section or for the payment of insurance premiums under Section 6.22.2 hereof, or on any other funds deposited with Lender in connection with this Agreement or any of the other Loan Documents.  Upon the occurrence of an Event of Default, any of such monies then remaining on deposit with Lender may be applied against the indebtedness hereby secured in any manner or priority elected by Lender immediately upon or at any time after such Event of Default, and without notice to Borrowers.  Further, Lender may make payments from any of such monies on deposit with Lender for Impositions on or with respect to the Facilities notwithstanding that subsequent owners of the Facilities may benefit thereby.

6.22.2 Borrowers’ Insurance Covenants.

(a) Insurance - General.  During the Term, Borrowers shall at all times keep the Facilities, and all property located in or on such Facilities, including but not limited to all Personal Property owned by Borrowers and located on or used in connection with such Facilities, insured with the kinds and amounts of insurance described below.  This insurance shall be written by companies authorized to do insurance business in the State of Ohio.  All such policies provided and maintained during the Term shall be written by companies acceptable to Lender.  Losses shall be payable to Lender and Borrowers as hereinafter provided in this Agreement.  Each of said policies and renewals thereof shall be held by, and pledged to, Lender, (unless Lender shall direct or permit otherwise) as additional security hereunder, and shall provide that all loss or losses under such policies shall be payable to Lender and Borrowers, or their successors or assigns, as their interests may appear.  The policies on each Facility, including all improvements, fixtures and personal property located thereon, shall insure against the following risks:

(i) Loss or damage by fire, vandalism and malicious mischief, earthquake, extended coverage perils commonly known as “Special Risk,” and all physical loss perils normally included in such Special Risk insurance, including but not limited to sprinkler leakage, in an amount not less than the then full replacement cost thereof (as defined below in Section 6.22.2(b)), and including a replacement cost endorsement;

(ii) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in any Facility;

(iii) Loss of income under a business interruption insurance policy covering risk of loss during reconstruction necessitated by the occurrence of any of the hazards described in subparagraphs (i) or (ii) (but in no event for a period of less than twelve (12) months), in an amount sufficient to prevent Lender and Borrowers from becoming a co-insurer;

(iv) Claims for personal injury or property damage under a policy of commercial general liability insurance with a combined single limit per occurrence in respect of bodily injury and death and property damage of One Million Dollars ($1,000,000.00), and an aggregate limitation of Seven Million Dollars ($7,000,000), which insurance shall include contractual liability insurance;

(v) Claims arising out of professional malpractice in an amount not less than One Million Dollars ($1,000,000.00) for each person and for each occurrence, and an aggregate limitation of Five Million Five Hundred Thousand Dollars ($5,500,000);

(vi) Flood (when a Facility is located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area of the affected Facility;

(vii) During such time as a Borrower or its lessee shall be constructing any improvements, such Borrower, at its sole cost and expense, shall carry, or cause to be carried (A) worker’s compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (B) a completed operations endorsement to the commercial general liability and property damage insurance policies referred to above, and (C) builder’s risk insurance, completed value form, covering all physical loss, in an amount and subject to policy conditions reasonably satisfactory to Lender;

(viii) Borrowers shall procure, and at all times during the Term of this Agreement shall maintain, a policy of primary automobile liability insurance with limits of One Million Dollars ($1,000,000) per occurrence each for owned and non-owned and hired vehicles;

(ix) Borrowers shall further at all times maintain or cause to be maintained adequate worker’s compensation insurance coverage for all persons employed at each Facility, to the extent required under and in accordance with applicable law; and

(x) If Borrowers choose to carry umbrella liability coverage to obtain the limits of liability required under this Agreement, all such policies shall cover in the same manner as the primary commercial general liability policy and shall contain no additional exclusions or limitations materially different from those of the primary policy.

(b) Replacement Cost.  The term “full replacement cost,” as used herein, shall mean, as to each Facility, the actual replacement cost of such Facility, and any fixtures or personal property situated thereon, including an increased cost of construction endorsement, less exclusions provided in the standard form of fire insurance policy.  In all events, full replacement cost shall be an amount sufficient so that neither Borrowers nor Lender is deemed a coinsurer of any Facility.  If Lender believes in good faith that full replacement cost (the then replacement cost less such exclusions) of any Facility has increased at any time during the Term, it shall have the right to have such full replacement cost reasonably redetermined by an impartial appraiser selected by Lender and reasonably acceptable to Borrowers.  The determination of such impartial appraiser shall be final and binding on the parties hereto, and Borrowers shall forthwith adjust the amount of the insurance carried pursuant to this Section 6.22.2, as the case may be, to the amount so determined by the impartial appraiser.  Borrowers shall pay the fee, if any, of the impartial appraiser.

(c) Waiver of Subrogation.  Lender shall have no liability to Borrowers, and, provided Borrowers shall carry the insurance required of them by this Agreement, Borrowers shall have no liability to Lender, regardless of the cause, for any loss or expense resulting from or in connection with damage to or the destruction or other loss of any Facility or Borrowers’ Personal Property, and no party will have any right or claim against the other for any such loss or expense by way of subrogation.  All insurance policies carried by any party covering the Facilities, the fixtures, or Borrowers’ Personal Property, including without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer, if such waiver is commercially available.  Borrowers shall pay any reasonable additional costs or changes for obtaining such waivers.

(d) Form Satisfactory, Etc.  All of the policies of insurance referred to in this Section 6.22.2 shall be the standard forms issued by insurance companies meeting the specific requirements of this Agreement.  If Borrowers obtain and maintain the professional malpractice insurance described in Section 6.22.2(a)(v) above on a “claims-made” basis, Borrowers shall provide continuous liability coverage for claims arising during the Term either by obtaining an endorsement providing for an extended reporting period reasonably acceptable to Lender in the event such policy is canceled or not renewed for any reason whatsoever, or by obtaining “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term.  Borrowers shall pay when due all of the premiums for all insurance policies that they are required to maintain, and shall deliver such policies or certificates thereof to Lender prior to their effective date (and, with respect to any renewal policy, not less than twenty (20) days prior to the expiration of the existing policy, Borrowers shall furnish a new policy or binder to Lender), and in the event of the failure of Borrowers either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lender at the times required, Lender shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor when due, which premiums shall be repayable to Lender immediately upon written demand therefor, and failure to repay the same shall constitute an Event of Default. All public liability and property damage insurance shall contain a provision that Lender, although named as an insured, shall nevertheless be entitled to recovery under said policies for any loss, damage, or injury to Lender, its servants, agents, and employees by reason of the negligence of Borrowers or Lender.  Each insurer providing coverage required by this Agreement shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lender, that it will give to Lender at least thirty (30) days’ written notice before the policy or policies in question shall be materially altered or canceled.

(e) Increase in Limits.  If from time to time Lender shall determine, in the exercise of its reasonable business judgment, that the limits of the personal injury or property damage/public liability insurance then carried are insufficient, Lender may give Borrowers notice of acceptable limits for such insurance to be carried, which limits shall be reasonable in light of the limits required by Lender of other of its borrowers and Borrowers with respect to similar portfolios at such time; and Borrowers shall then obtain and maintain such insurance with limits prescribed by Lender until further increase pursuant to the provisions of this Section.

(f) Blanket Policy.  Notwithstanding anything to the contrary contained in this Section 6.22.2, Borrowers’ obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Borrowers; provided, however, that the coverage afforded Lender will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements of this Agreement by reason of the use of the blanket policy; and provided further that the requirements of this Section 6.22.2 are otherwise satisfied and that Borrowers maintain specific allocations acceptable to Lender.

(g) Concurrent or Contributing Insurance.  Borrowers shall not, on Borrowers’ own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section 6.22.2, to be furnished by, or which may reasonably be required to be furnished by, Borrowers, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lender, are included therein as additional insureds, and the loss is payable under said insurance in the same manner as losses are payable under this Agreement.

(h) Additional Rights of Borrowers.  Nothing herein shall prohibit Borrowers from (i) securing insurance required to be carried hereby with higher limits of liability than required in this Agreement, (ii) securing Umbrella Policies or (iii) insuring against risks not required to be insured pursuant to this Agreement, and as to such insurance, Lender need not be included therein as additional insured, nor must the loss thereunder be payable in the same manner as losses are payable under this Agreement.  Borrowers shall immediately notify Lender of the taking out of any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

(i) Insurance Escrow.  Notwithstanding anything contained herein to the contrary, upon the occurrence of an Event of Default, Lender, in its sole discretion, shall be entitled to require Borrowers to pay monthly in advance to Lender the equivalent of one-twelfth (1/12th) of the estimated annual premiums due on the insurance required under this Section 6.22.2.  If Lender requires Borrowers to make a monthly deposit for insurance premiums hereunder and if sufficient funds have not been deposited with Lender to pay the insurance premium at least thirty (30) days prior to the time when the same become due and payable, Borrowers shall forthwith upon request pay the balance to Lender.

6.22.3 Insurance Proceeds.  All proceeds, net of costs incurred by Lender in obtaining the proceeds (“Net Proceeds”), payable under any risk policy of insurance required by this Agreement, whether or not paid directly to Lender and/or Borrowers, shall promptly be paid to Lender and held, disbursed, applied or retained by Lender as provided in this Agreement. If the Net Proceeds are equal to or less than the Approval Threshold, and if no Event of Default or Unmatured Event of Default has occurred and is continuing, the Net Proceeds shall be paid to Borrowers promptly upon Borrowers’ completion of any restoration or repair, as the case may be, of any damage to or destruction of the Facility(ies) or any portion thereof.  If the Net Proceeds exceed the Approval Threshold, and if no Event of Default or Unmatured Event of Default has occurred and is continuing, the Net Proceeds shall be made available for restoration or repair, as the case may be, of any damage to or destruction of the applicable Facility or any portion thereof as provided in Section 6.22.7.

6.22.4 Restoration in the Event of Damage or Destruction.

(a) If a Facility is totally or partially damaged or destroyed, and thereby rendered Unsuitable for its Primary Intended Use, Borrowers shall give Lender notice of such damage or destruction within five (5) Business Days of the occurrence thereof.  Within thirty (30) days of such occurrence, Borrowers shall commence and thereafter diligently proceed to complete the restoration of the damaged or destroyed Facility to substantially the same (or better) condition as that which existed immediately prior to such damage or destruction.

(b) If a Facility is totally or partially damaged or destroyed, but not thereby rendered Unsuitable for its Primary Intended Use, Borrowers shall give Lender notice of such damage or destruction within five (5) Business Days of the occurrence thereof, and, within thirty (30) days of the occurrence, Borrowers shall commence and thereafter diligently proceed to restore the Facility within a period of three hundred sixty five (365) days following the date of damage or destruction, subject to extension to the extent required by Unavoidable Delays (the “Reconstruction Period”) to substantially the same (or better) condition as that which existed immediately prior to such damage or destruction.

(c) No such damage or destruction shall terminate this Agreement or any of the other Loan Documents as to the affected Facility.

6.22.5 Restoration of Borrowers’ Property.  If Borrowers are required to restore a Facility as provided in this Agreement, Borrowers shall also restore or replace all alterations and improvements made by Borrowers and all of the Personal Property, to the extent required to maintain the then current license of the applicable Facility.

6.22.6 Intentionally omitted.

6.22.7 Procedure for Disbursement of Insurance Proceeds Greater Than The Approval Threshold.  If Borrowers restore or repair a damaged Facility pursuant to any subsection of this Agreement, and if the Net Proceeds exceed the Approval Threshold, the restoration or repair shall be performed in accordance with the following procedures:

(a) The restoration or repair work shall be done pursuant to plans and specifications approved by Lender (not to be unreasonably withheld or delayed), and Borrowers shall cause to be prepared and presented to Lender a certified construction statement, reasonably acceptable to Lender, showing the total estimated cost of the restoration or repair.

(b) The Net Proceeds shall be made available to Borrowers as the restoration and repair work progresses pursuant to certificates of an architect selected by Borrowers that in the reasonable judgment of Lender is qualified in the design and construction of health care facilities, or of the type of property for which the repair work is being done.

(c) There shall be delivered to Lender, with such certificates, sworn statements and lien waivers from the general contractor and subcontractors, in the form customary for the applicable State, in an amount at least equal to the amount of Net Proceeds to be paid out to Borrowers pursuant to each architect’s certificate and dated as of the date of the disbursement to which they relate.

(d) There shall be delivered to Lender such other evidence as Lender may reasonably request, from time to time, during the restoration and repair, as to the progress of the work, compliance with the approved plans and specifications, the cost of restoration and repair and the total amount needed to complete the restoration and repair.

(e) There shall be delivered to Lender such other evidence as Lender may reasonably request, from time to time, showing that there are no liens against the applicable Facility arising in connection with the restoration and repair and that the cost of the restoration and repair at least equals the total amount of Net Proceeds then disbursed to Borrowers hereunder.

(f) If the Net Proceeds are at any time determined by Lender to be inadequate for payment in full of all labor and materials for the restoration and repair, Borrowers immediately shall pay the amount of the deficiency to Lender to be held and disbursed as Net Proceeds prior to the disbursement of any other Net Proceeds then held by Lender.

(g) The Net Proceeds may be disbursed by Lender to Borrowers or, at Borrowers’ direction, to the persons entitled to receive payment thereof from Borrowers, and such disbursement in either case may, at Lender’s discretion, be made directly or through a third party escrow agent, such as, but not limited to, a title insurance company, or its agent.  Provided no Event of Default or Unmatured Event of Default has occurred and is continuing, any excess Net Proceeds shall, at Lender’s sole option, either be paid to Borrowers or applied against the Loan, upon completion of the restoration or repair.

(h) If Borrowers at any time fail to promptly and fully perform the conditions and covenants set out in subparagraphs (a) through (g) above, and the failure is not corrected within thirty (30) days of written notice thereof, or if during the restoration or repair an Event of Default occurs hereunder, Lender may, at its option, immediately cease making any further payments to Borrowers for the restoration and repair.

(i) Lender may reimburse itself out of the Net Proceeds for its reasonable expenses of consultants, attorneys and its employee-inspectors incurred in administering the Net Proceeds as hereinbefore provided.

6.22.8 Failure to Pay for Impositions, Insurance and Repairs.  Should default be made in the payment of any of the Impositions required to be paid pursuant to this Agreement or in procuring and maintaining the insurance required under this Agreement, or in making necessary repairs to the Facilities, Lender, in addition to and not in limitation of any other right or remedy provided Lender under the Loan Documents or allowed by law or equity, may pay such Impositions, obtain such insurance and make such repairs, and the monies so paid by it shall be a further obligation of Borrowers to Lender and a lien on the Facilities, payable forthwith, with interest at the Default Interest Rate.  Lender may make advances pursuant to this Section or as otherwise provided in this Agreement without curing Borrowers’ default and without waiving Lender’s right of foreclosure or any other right or remedy of Lender under this Agreement.  The exercise of the right to make advances pursuant to this Section shall be optional with Lender and not obligatory, and Lender shall not be liable in any case for failure to exercise such right or for failure to continue exercising such right once having exercised it.  Borrowers’ failure to pay Impositions assessed against the Facilities, or any installment thereof, or any insurance premium upon policies covering the Facilities or any part thereof, shall constitute waste (although the meaning of the term “waste” shall not necessarily be limited to such nonpayment), and shall entitle Lender to all remedies provided for under this Agreement, the other Loan Documents and at law or in equity.  Borrowers further agree to and do hereby consent to the appointment of a receiver, should Lender elect to seek such relief thereunder.

6.22.9 Condemnation.

(a) Parties’ Rights and Obligations.  If during the Term there is any taking of all or any part of a Facility by Condemnation, the rights and obligations of the parties shall be determined by this Section 6.22.9.

(b) Total Taking.  If title to the fee of the whole of the Real Estate comprising a Facility shall be acquired by any Condemnor as the result of a Condemnation, the Due Date of the Loan (as defined in the Note) shall be accelerated to, and shall coincide with, the Date of Taking.

(c) Allocation of Portion of Award.  The Award made with respect to the Condemnation of all or any portion of the Real Estate shall be the property of and payable to Lender up to the sum of (i) all costs and expenses reasonably incurred and documented by Lender in connection with the Condemnation, and (ii) the total indebtedness outstanding under the Loan on the Date of Taking.

(d) Partial Taking.  In the event of a Partial Taking of the Real Estate comprising the Facilities, Borrowers shall commence and diligently proceed to restore the untaken portion of the Facility on the applicable Real Estate so that such Facility shall constitute a complete architectural unit (if applicable) of the same general character and condition (as nearly as may be possible under the circumstances) as the Facility existing immediately prior to such Partial Taking.  If (i) no Event of Default or Unmatured Event of Default is then continuing, and (ii) the Award is equal to or less than the Approval Threshold, then Lender shall make the Award, net of the costs incurred by Lender in pursuing the award, available to Borrowers prior to the commencement of the restoration.  If (i) no Event of Default or Unmatured Event of Default is then continuing, and (ii) the Award is more than the Approval Threshold, then Lender shall make the Award available to Borrowers in the manner provided in Section 6.22.7 for insurance proceeds in excess of the Approval Threshold.

(e) Temporary Taking.  In the event of a temporary Condemnation of a Facility or any part thereof that is for a period of less than six (6) months, this Agreement shall not terminate, and the entire amount of any Award therefor shall be paid to Borrowers.  Upon the cessation of any such Condemnation of less than six (6) months, Borrowers shall restore the Facility as nearly as may be reasonably possible to the condition existing immediately prior to such Condemnation.  If any such Condemnation continues for six (6) months or more, such Condemnation shall be considered a total taking under paragraph (e), and the parties shall have the rights provided thereunder.

6.22.10 Construction of Alterations and Additions to the Facilities.  Borrowers shall not make or permit to be made any alterations, improvements or additions of or to any Facility or any part thereof, unless and until Borrowers shall have caused plans and specifications therefor to have been prepared, at Borrowers’ expense, by a licensed architect and submitted to Lender at least 30 days (90 days if such alterations, improvements or additions are reasonably expected to cost more than the Approval Threshold) in advance of the commencement of construction and shall have obtained Lender’s written approval thereof.  Lender shall have the right to require that, prior to the commencement of construction of any alterations, improvements or additions as to which its approval is required hereunder, Borrowers also provide Lender with reasonable assurance of the payment of the cost thereof and, if the cost thereof is in excess of the Approval Threshold, Borrowers shall comply with Lender’s requirements with respect to the periodic delivery of lien waivers and evidence of payment for such cost.  If such approvals are granted, Borrowers shall cause the work described in such approved plans and specifications to be performed, at their expense, promptly, and in a good, workmanlike, manner by licensed contractors and in compliance with all applicable governmental and Insurance Requirements and Legal Requirements and the standards set forth in this Agreement, which improvements shall in any event constitute a complete architectural unit (if applicable) in keeping with the character of the affected Facility and the area in which the affected Facility is located and which will not diminish the value of the affected Facility or change the Primary Intended Use of the affected Facility.  Borrowers shall be responsible for the completion of such improvements in accordance with the plans and specifications approved by Lender, and shall promptly correct any failure with respect thereto.  Each and every such improvement, alteration or addition shall immediately become a part of the Facility and shall belong to Borrowers subject to the terms and conditions of this Agreement.  With Lender’s consent, expenditures made by Borrowers pursuant to this Section 6.22.10 may be included as capital expenditures for purposes of inclusion in the capital expenditures budget for the applicable Facility and for measuring compliance with the obligations of Borrowers set forth in Section 6.6 of this Agreement.  In connection with any alteration which involves the removal, demolition or disturbance of any asbestos containing material, Borrowers shall cause to be prepared at their expense a full asbestos assessment applicable to such alteration, and shall carry out such asbestos monitoring and maintenance program as shall reasonably be required thereafter in light of the results of such assessment.

6.22.11 Maintenance and Repair to Facilities.

(a) Borrowers, at their expense, will keep, or cause to be kept, the Facilities and all fixtures thereon and all landscaping, private roadways, sidewalks and curbs appurtenant thereto and which are under the control of any Borrower and the Personal Property in good order and repair (whether or not the need for such repairs occurs as a result of Borrowers’ use, any prior use, the elements or the age of the Facilities, or any portion thereof or any cause whatever, with reasonable promptness, make all necessary and appropriate repairs thereto of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition whether or not existing prior to the date hereof (concealed or otherwise).

(b) Borrowers shall do or cause others to do all shoring of the Facilities or adjoining property (whether or not owned by Borrowers) or of the foundations and walls of the improvements located thereon, and every other act necessary or appropriate for the preservation and safety thereof, by reason of or in connection with any subsidence, settling or excavation or other building operation upon any of the Facilities or adjoining property, whether or not Borrowers shall, by any Legal Requirements, be required to take such action or be liable for the failure to do so; provided, however, that such shoring and any other material acts shall be subject to Lender’s prior written consent, which Lender will not unreasonably withhold or delay.  All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work, and, where by reason of age or condition such repairs cannot be made to the quality of the original work, the property to be repaired shall be replaced.

(c) Nothing contained in this Agreement and no action or inaction by Lender shall be construed as (i) constituting the consent or request of Lender, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Facility or any part thereof, or (ii) giving Borrowers any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lender in respect thereof or to make any agreement that may create, or in any way be the basis for any right, title, interest, lien, claim or other encumbrance upon the estate of Lender in any Facility, or any portion thereof.  If a claim of lien is filed of record against any of the Facilities, Borrowers shall immediately cause such lien to be removed by payment or transferred to substitute security in the manner provided by law.

(d) Borrowers shall, from time to time as and when needed, replace with other operational equipment or parts or property (the “Replacement Property”) any of the fixtures or Personal Property (the “Replaced Property”) which shall have (i) become worn out, obsolete or unusable for the purpose for which it is intended (if such fixtures or personal property continues to be necessary), (ii) been taken by Condemnation, in which event Borrowers shall be entitled to that portion of any award made therefor, or (iii) been lost, stolen, damaged or destroyed; provided, however, that the Replacement Property shall (A) be in good operating condition, (B) have a useful life at least equal to the estimated useful life of the Replaced Property, (C) be of a quality reasonably equivalent to that of the Replaced Property and (D) be suitable for a use which is the same or similar to that of the Replaced Property.  Borrowers shall repair at their sole cost and expense all damage to any Facility caused by the removal of Replaced Property or other Personal Property of Borrowers or the installation of Replacement Property.

(e) Except in the case of Permitted Encumbrances, if any of the improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Facilities, or shall materially violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Facilities, or any part thereof, or shall materially impair the rights of others under any easement or right-of-way to which any Facility is subject, then, promptly upon the request of Lender or at the behest of any person affected by any such encroachment, violation or impairment, Borrowers shall, at their expense, subject to their right to contest the existence of any encroachment, violation or impairment as provided in this Agreement and in such case, in the event of an adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, or (ii) make such changes in the improvements, and take such other actions as are reasonably practicable, to remove such encroachment and to end such violation or impairment, including, if necessary, the alteration of any of the improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the improvements for the Primary Intended Use substantially in the manner and to the extent the improvements were operated prior to the assertion of such violation, impairment or encroachment.

6.22.12 Indemnification.  Notwithstanding the existence of any insurance provided for in this Agreement, and without regard to the policy limits of any such insurance or self-insurance, Borrowers will protect, indemnify, save harmless and defend Lender, its principals, officers, directors and agents and employees from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lender by reason of:  (i) any accident, injury to or death of persons or loss of or damage to property occurring on or about any Facility or adjoining sidewalks, including without limitation any claims of malpractice, (ii) any use, misuse, non-use, condition, maintenance or repair by Borrowers of any Facility, (iii) the failure to pay any Impositions which are the obligations of Borrowers pursuant to the applicable provisions of this Agreement, (iv) any failure on the part of Borrowers or their Affiliates to perform or comply with any of the terms of this Agreement and the other Loan Documents, (v) the untruth of any of the representations and breach of the warranties of Borrowers or their Affiliates in this Agreement or any of the other Loan Documents, and (vi) the material nonperformance of any contractual obligation, express or implied, assumed or undertaken by Borrowers, or any party in privity with Borrowers, with respect to any Facility, or any business or other activity carried on with respect to any Facility during the Term or thereafter during any time in which Borrowers or any such other party is in possession of the Facility or thereafter to the extent that any conduct by Borrowers or any such person (or failure of such conduct if the same should have been undertaken during such time of possession and leads to such damage or loss) causes such loss or claim.  Any amounts which become payable by Borrowers under this Section shall be paid upon demand by Lender, and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Default Interest Rate from the date of such determination to the date of payment.  Nothing herein shall be construed as indemnifying Lender against its own grossly negligent acts or omissions or willful misconduct.  Borrowers’ obligations and liability under the provisions of this Section arising during the Term hereof shall survive any discharge or termination of this Agreement or the payment of the Note.

6.22.13 Intentionally omitted.

6.22.14 Permitted Contests.  Borrowers, on their own and at Borrowers’ sole cost and expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity of any Imposition, Legal Requirement or Insurance Requirement or any lien, attachment, levy, encumbrance, charge or claim not otherwise permitted pursuant to this Agreement (collectively, “Claims”), but this shall not be deemed or construed in any way as relieving, modifying or extending Borrowers’ covenants to pay or to cause to be paid any such charges at the time and in the manner as provided in this Agreement, nor shall such legal proceedings operate to relieve Borrowers from their obligations hereunder or cause the sale of any Facility, or any part thereof, to satisfy the same or cause Lender or Borrowers to be in default under any encumbrance or in violation of any Legal Requirements or Insurance Requirements upon any Facility or any interest therein.  Upon request of Lender, if the Claim exceeds the Approval Threshold, Borrowers shall either (a) provide a bond, letter of credit or other assurance reasonably satisfactory to Lender that all Claims, together with interest and penalties, if any, thereon, will be paid, or (b) deposit within the time otherwise required for payment with a bank or trust company selected by Lender, as trustee, as security for the payment of such Claims, money in an amount sufficient to pay the same, together with interest and penalties in connection therewith, and all Claims which may be assessed against or become a Claim on any Facility, or any part thereof, in said legal proceedings.  Borrowers shall furnish Lender and any other party entitled to assert or enforce any Legal Requirements or Insurance Requirements with evidence of such deposit within five (5) days of the same.  Borrowers covenant to indemnify, defend and save harmless Lender from all such costs, damages, losses and/or expenses (including reasonable attorneys’ fees incurred in any arbitration proceeding, trial, appeal and post-judgment enforcement proceedings), arising out of or related in any way to the exercise by Lender of any right under this Section 6.22.14.  Borrowers shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Borrowers or paid by Lender and for which Lender has been fully reimbursed.  If Borrowers fail to pay or satisfy the requirements or conditions of any Claims when finally determined to be due or to provide the security therefor as provided in this Section and to diligently prosecute any contest of the same, Lender may pay such charges or satisfy such Claims, together with any interest and penalties, and the same (or the cost thereof) shall be immediately repayable by Borrowers to Lender upon written demand therefor, together with interest thereon at the Default Interest Rate (as defined in the Note) until paid.

6.23 Environmental Covenants.

6.23.1 Prohibition Against Use of Hazardous Substances.  Borrowers shall not permit, conduct or allow on any of the Facilities the generation, introduction, presence, maintenance, use, receipt, acceptance, treatment, manufacture, production, installation, management, storage, disposal or release of any Hazardous Substance, except for those types and quantities of Hazardous Substances ordinarily associated with the operation of the Facilities as they are being conducted on the date of this Agreement for their Primary Intended Use and except in strict compliance with Environmental Laws.

6.23.2 Notice of Environmental Claims, Actions or Contaminations.  Borrowers and the Guarantor will notify Lender, in writing, promptly upon learning of any existing, pending or threatened: (i) Regulatory Actions, (ii) Contamination of any Facility, (iii) Third Party Claims or (iv) violation of Environmental Law.

6.23.3 Costs of Remedial Actions with Respect to Environmental Matters.  If any investigation and/or Clean-Up of any Hazardous Substance or other environmental condition on, under, about or with respect to any Facility is required by any Environmental Law, then Borrowers shall complete, at their own expense, such investigation and/or Clean-Up or cause each person responsible for any of the foregoing to conduct such investigation and/or Clean-Up.

6.23.4 Delivery of Environmental Documents.  If and to the extent not delivered to Lender prior to the date of this Agreement, Borrowers shall deliver to Lender complete copies of any and all Environmental Documents that may now be in, or at any time hereafter come into, the possession of Borrowers.

6.23.5 Environmental Audit.  Borrowers shall from time to time provide to Lender an Environmental Audit with respect to the Facilities.  All tests and samplings in connection with an Environmental Audit shall be conducted using generally accepted and scientifically valid technology and methodologies.  Borrowers shall give the engineer or environmental consultant conducting the Environmental Audit reasonable access to the applicable Facility and to all records in the possession of Borrowers that may indicate the presence (whether current or past) or a Release or threatened Release of any Hazardous Substances on, in, under or about the applicable Facility.  Borrowers shall also provide the engineer or environmental consultant an opportunity to interview such persons employed in connection with the applicable Facility as the engineer or consultant deems appropriate.  However, Lender shall not be entitled to request such Environmental Audit from Borrowers unless (i) there have been any material changes, modifications or additions to any Environmental Laws as applied to or affecting the applicable Facility; (ii) a significant change in the condition of the applicable Facility has occurred; or (iii) Lender has another reasonable basis for requesting such Environmental Audits.  If an Environmental Audit discloses the presence of Contamination at, or any noncompliance with Environmental Laws by, any Facility, Borrowers shall immediately perform all of Borrowers’ obligations hereunder with respect to such Hazardous Substances or noncompliance.

6.23.6 Entry onto Facilities for Environmental Matters.  If Borrowers fails to provide to Lender an Environmental Audit as contemplated by 6.23.5 hereof, Borrowers shall permit Lender from time to time, by its employees, agents, contractors or representatives, to enter upon the applicable Facility for the purposes of conducting such investigations as Lender may desire.  Lender and its employees, agents, contractors, consultants and/or representatives shall conduct any such investigation in a manner which does not unreasonably interfere with Borrowers’ use of and operations on the applicable Facility (however, reasonable temporary interference with such use and operations is permissible if the investigation cannot otherwise be reasonably and inexpensively conducted).  Other than in an emergency, Lender shall provide Borrowers with prior notice before entering the applicable Facility to conduct such Investigation, and shall provide copies of any reports or results to Borrowers, and Borrowers shall cooperate fully in such investigation.

6.23.7 Compliance with Environmental Laws.  Borrowers shall comply with, and cause their agents, servants and employees to comply with, all Environmental Laws applicable to the respective Facility.  Specifically, but without limitation:

(i) Maintenance of Licenses and Permits.  Borrowers shall obtain and maintain all permits, certificates, licenses and other consents and approvals required by any applicable Environmental Law from time to time with respect to Borrowers and the Facilities;

(ii) Contamination.  Borrowers shall not cause, suffer or permit any Contamination in, on, under or about any Facility;

(iii) Clean-Up.  If Contamination occurs in, on, under or about any Facility during the Term, Borrowers promptly shall cause the Clean-Up and the removal of any Hazardous Substance, and in any such case such Clean-Up and removal of the Hazardous Substance shall be effected in strict compliance with and in accordance with the provisions of the applicable Environmental Laws;

(iv) Discharge of Lien.  Except as may otherwise be permitted under Section 6.22.14, within twenty (20) days of the date any lien is imposed against the Facility or any part thereof under any Environmental Law, Borrowers shall cause such lien to be discharged (by payment, by bond or otherwise to Lender’s absolute satisfaction);

(v) Notification of Lender.  Borrowers and the Guarantor shall notify Lender in writing promptly upon receipt by Borrowers or the Guarantor of notice of any breach or violation of any environmental covenant or agreement; and

(vi) Requests, Orders and Notices.  Promptly upon receipt of any written request, order or other notice relating to any declaratory action, Contamination, Third Party Claims under any Environmental Law concerning a Facility, Borrowers shall forward a copy thereof to Lender.

6.23.8 Environmental Related Remedies.  If Borrowers fail to perform any of their covenants with respect to environmental matters and if such breach is not cured within any applicable notice and/or grace period, Lender may do any one or more of the following (the exercise of one right or remedy hereunder not precluding the simultaneous or subsequent taking of any other right hereunder):

(i) Cause a Clean-Up.  Cause the Clean-Up of any Contamination on or under the applicable Facility at Borrowers’ cost and expense; or

(ii) Payment of Regulatory Damages.  Pay, on behalf of Borrowers, any damages, costs, fines or penalties imposed on Borrowers as a result of any final, non-appealable Regulatory Actions; or

(iii) Payments to Discharge Liens.  Make any payment on behalf of Borrowers or perform any other act or cause any act to be performed which will prevent a lien in favor of any federal, state or local governmental authority from attaching to the applicable Facility or which will cause the discharge of any lien then attached to the applicable Facility; or

(iv) Payment of Third Party Damages.  Pay, on behalf of Borrowers, any damages, cost, fines or penalties imposed on Borrowers as a result of any Third Party Claims; or

(v) Demand of Payment.  Demand that Borrowers make immediate payment of all of the costs of such Clean-Up and/or exercise of the remedies set forth in this Agreement incurred by Lender and not theretofore paid by Borrowers as of the date of such demand, whether or not any court has ordered the Clean-Up, and payment of said costs shall become immediately due, without notice.

6.23.9 Environmental Indemnification.  Borrowers and Parent Guarantors shall indemnify, defend and hold harmless Lender, its principals, officers, directors, agents and employees (each an “Indemnitee”) from and against each and every incurred and potential claim, cause of action, demand or proceeding, obligation, fine, laboratory fee, liability, loss, penalty, imposition, settlement, levy, lien removal, litigation, judgment, disbursement, expense and/or cost (including without limitation the cost of each and every Clean-Up and including, but not limited to, reasonable attorneys’ fees, consultants’ fees, experts’ fees and related expenses, capital, operating and maintenance costs, incurred in connection with any investigation or monitoring of site conditions at any Facility, the presence of any asbestos-containing materials in, on, under or about any Facility and any Clean-Up required or performed by any federal, state or local governmental entity or performed by any other entity or person because of the presence of any Hazardous Substance, Release, threatened Release or any Contamination on, in, under or about any Facility) which may be asserted against, imposed on, or suffered or incurred by each and every Indemnitee arising out of or in any way related to, or allegedly arising out of or due to any environmental matter, including, but not limited to, any one or more of the following:

(i) Release Damage or Liability.  The presence of Contamination in, on, at, under or near any Facility or migrating to any Facility from another location;

(ii) Injuries.  All injuries to health or safety (including wrongful death), or to the environment, by reason of environmental matters relating to the condition of or activities, past or present, on, at, in or under any Facility;

(iii) Violations of Law.  All violations, and alleged violations, of any Environmental Law by Borrowers relating to any Facility or any activity on, in, at, under or near any Facility;

(iv) Misrepresentation.  All material misrepresentations relating to environmental matters in any documents or materials furnished by Borrowers to Lender and/or its representatives in connection with this Agreement;

(v) Event of Default.  Each and every Event of Default hereunder relating to environmental matters;

(vi) Lawsuits.  Any and all lawsuits brought or threatened against any one or more of the Indemnitees, settlements reached and governmental orders relating to any Hazardous Substances at, on, in, under or near any Facility, and all demands or requirements of governmental authorities, in each case based upon or in any way related to any Hazardous Substances at, on, in or under any Facility; and

(vii) Presence of Liens.  All liens imposed upon any Facility and charges imposed on any Indemnitee in favor of any governmental entity or any person as a result of the presence, disposal, release or threat of release of Hazardous Substances at, on, in, from or under any Facility.

Nothing herein shall be construed as indemnifying Lender against its own grossly negligent acts or omissions or willful misconduct.  Borrowers’ and Parent Guarantors’ obligations and liability under the provisions of this Section arising during the Term hereof shall survive any discharge or termination of this Agreement or the payment of the Note.

6.23.10 Rights Cumulative and Survival.  The rights granted Lender under this Section are in addition to and not in limitation of any other rights or remedies available to Lender hereunder or allowed at law or in equity.  The obligations of Borrowers and Parent Guarantors to defend, indemnify and hold the Indemnitees harmless, as set forth in this Section, arising as a result of an act, omission, condition or other matter occurring or existing during the Term, whether or not the act, omission, condition or matter as to which such obligations relate is discovered during the Term, shall survive the expiration or earlier termination of the Term of this Agreement.

6.24 Estoppel Certificates.  After request by Lender, Borrowers shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the rate of interest on the Note, (iii) the unpaid principal amount of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Deeds of Trust and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

ARTICLE VII   - DEFAULT AND RIGHTS TO ACCELERATE; SECURITY DEPOSIT

7.1 Events of Default.  The occurrence of any of the following shall be an “Event of Default”:

(a) If Borrowers fail to make or cause to be made payment of interest and/or principal under the Note, or any other payment under this Agreement or any of the other Loan Documents when the same becomes due and payable and such failure is not cured within three (3) days of the date such payment first became due and payable;

(b) If any Borrower or Guarantor (i) admits in writing its inability to pay its debts generally as they become due, (ii) files a petition in bankruptcy or a petition to take advantage of any insolvency law, (iii) makes a general assignment for the benefit of its creditors, (iv) consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or (v) files a petition or answer seeking reorganization or arrangement under the Federal Bankruptcy Laws or any other applicable law or statute of the United States of America or any state thereof; or

(c) If any Guarantor or any Borrower, on a petition in bankruptcy filed against it, is adjudicated a bankrupt or has an order for relief thereunder entered against it, or a court of competent jurisdiction enters an order or decree appointing a receiver of any Guarantor or any Borrower, or of the whole or substantially all of the property of any Guarantor or a Borrower, or approving a petition filed against any Guarantor or any Borrower seeking reorganization or arrangement of any Guarantor or any Borrower under the Federal Bankruptcy Laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry thereof; or

(d) If any Guarantor or any Borrower is liquidated or dissolved, or begins proceedings toward liquidation or dissolution, or has filed against it a petition or other proceeding to cause it to be liquidated or dissolved, and the proceeding is not dismissed within sixty (60) days thereafter, or in any manner permits the sale or divestiture of substantially all of its assets except in connection with a dissolution or liquidation following or related to a merger or transfer of all or substantially all of the assets and liabilities of a Borrower with or to an Affiliate; or

(e) If the estate or interest of any Borrower in the Facilities or any part thereof is levied upon or attached in any proceeding and the same is not vacated or discharged within thirty (30) days after commencement thereof (unless Borrowers are in the process of contesting such lien or attachment in good faith in accordance with this Agreement); or

(f) If any Borrower ceases operation of a Facility except upon prior written notice to, and the express prior written consent of Lender (which consent Lender may withhold in its absolute discretion), or as the unavoidable consequence of damage or destruction as a result of a casualty, or a Taking or Partial Taking; or

(g) If the license to operate any Facility as a provider of health care services in accordance with its Primary Intended Use is revoked, or allowed to lapse, or, without Lender’s prior written consent, transferred to a facility that is not one of the Facilities, or an order is imposed with respect to a Facility suspending the right to operate or accept patients, and the pertinent Borrower does not promptly take reasonable steps to cure the condition or conditions leading to such revocation or order and cause such license and right to operate and accept patients to be reinstated within sixty (60) days; or

(h) If any obligation of any Borrower or Guarantor to repay any indebtedness for borrowed money in excess of One Hundred Thousand Dollars ($100,000) is accelerated by the creditor after default; or

(i) If any Borrower fails to observe or perform or cause to be observed or performed any other term, covenant or condition of this Agreement and such failure is not cured within a period of thirty (30) days after notice thereof from Lender; or

(j) If any representation or warranty made by Borrowers or Guarantors in this Agreement or any of the other Loan Documents proves to be untrue when made in any material respect; or

(k) If a default occurs under any Guaranty given to Lender to secure performance of any term or provision of this Agreement or any of the other Loan Documents and is not cured within any applicable grace or cure period set forth therein; or

(l) If any Borrower transfers the operational control or management of a Facility without the prior written consent of Lender (Lender consents to the transfer of management of the Facilities to Managers); or

(m) Any Change in Control shall occur; or

(n) If a default occurs under any contract with aggregate obligations in excess of One Hundred Thousand Dollars ($100,000) affecting a Facility or any Borrower (other than the Medicaid and Medicare provider agreements and third party reimbursement contracts with respect to patients in the Facility), and the default is not cured within any applicable grace or cure period contained therein;

(o) One or more of the Medicaid or Medicare provider agreements pursuant to which Borrowers are reimbursed for resident care provided at any Facility are terminated and not replaced by a new provider agreement within ten (10) days of such termination, such that Borrowers are no longer contractually entitled to Medicare or Medicaid reimbursement for resident care at such Facility;

(p) If a default occurs under the Working Capital Loan Documents, and the default is not cured within any applicable grace or cure period contained in such document; or

(q) An Event of Default under any other Loan Document that has not been cured after delivery of any notice required under, or within any applicable period provided for in, such other Loan Document; or

(r) An Event of Default under the Master Lease that has not been cured after delivery of any notice required under, or within any applicable period provided for in, such document; or

(s) An Event of Default under any City View Loan Document that has not been cured after delivery of any notice required under, or within any applicable period provided for in, such document; or

(t) An Event of Default under any Combined Transaction Document that has not been cured after delivery of any notice required under, or within any applicable period provided for in, such document.

7.2 Remedies.  Upon any Event of Default, Lender may, at its option, (a) exercise any of the rights or remedies provided in this Agreement or available to Lender under any of the other Loan Documents; (b) exercise any right or remedy available under law or in equity; and/or (c) without notice or demand declare the Note to be due and payable, whereupon the Note shall immediately become due and payable.

7.3 Lender’s Other Collection Remedies.  Borrowers shall pay to Lender, on demand, any and all reasonable expenses, including actual and reasonable attorneys fees and legal costs and expenses, incurred or paid by Lender in (a) collecting any of the indebtedness secured by the Deeds of Trust and (b) in protecting or enforcing Lender’s rights in any of the collateral given by any Borrower as security for such indebtedness.

7.4 Security Deposit.  The Security Deposit shall be increased as set forth in the Master Lease.   Upon the occurrence of an Event of Default under this Agreement, Lender shall be entitled, without notice to Borrowers or the Guarantor, to apply the Security Deposit toward payment of the outstanding principal balance and all then accrued and unpaid interest due under the Note, if applicable, or to any other amount owing to Lender by Borrowers.  If the Security Deposit is at any time a Letter of Credit (defined in Section 4.19 above), Lender may, at its option, present the Letter of Credit to the issuer for payment, (a) upon the occurrence of an Event of Default under this Agreement or (b) at any time within the last thirty (30) Business Days prior to the expiration of the Letter of Credit, regardless of whether an Event of Default has then occurred, or whether there exists any condition, fact or circumstance which, with notice, or the passage of time, or both, might constitute an Event of Default.  If Lender presents the Letter of Credit to the issuer for payment in accordance with clause (b) of the preceding sentence, Lender shall, at its option, either hold the cash proceeds as the Security Deposit or apply the cash proceeds toward payment of the outstanding principal balance and all then accrued and unpaid interest due under the Note, if applicable, or any other amounts owed Lender by Borrowers or their Affiliates under the Master Lease or otherwise.  Provided there is no then existing Event of Default or Unmatured Event of Default under this Agreement, Borrowers shall have the right, at any time and from time to time, to substitute a new Letter of Credit in the amount of the Security Deposit, issued by a commercial bank approved by the Lender and otherwise reasonably satisfactory in form and substance to Lender, in place of the Letter of Credit previously delivered by Borrowers to Lender.  Whenever, and as often as, Lender has applied any portion of the Security Deposit to cure Borrowers’ default under this Agreement, the Note, the Master Lease, any other Combined Transaction Document or under any agreement with which this Agreement is cross-defaulted, Borrowers shall, within ten (10) days after Notice from Lender, deliver a new letter of credit meeting the requirements of the Letter of Credit Agreement to Lender (or, at Lender’s option, deposit additional money with Lender) sufficient to restore the Security Deposit to the full amount then required to be deposited with Lender pursuant to the Master Lease, and Borrowers’ failure to do so shall constitute an Event of Default without any further notice.

ARTICLE VIII  - MISCELLANEOUS

8.1 Arbitration.  Except with respect to the payment of all sums payable under the Note and the exercise by Lender of its remedies after an Event of Default, in case any controversy shall arise between the parties hereto as to any of the requirements of this Agreement or the performance thereof, which the parties shall be unable to settle by agreement or as otherwise provided herein, such controversy shall be determined by arbitration.  Such arbitration shall be conducted by three arbitrators selected in accordance with the procedures of the American Arbitration Association and in accordance with its rules and procedures.  The decision of the arbitrators shall be final and binding, and enforceable in any court of competent jurisdiction.  Such decision shall set forth in writing the basis for the decision, and in rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement.  The expense of the arbitration shall be divided between Lender and Borrowers unless otherwise specified in the award.  The arbitration shall be conducted in Baltimore, Maryland.  In any such arbitration, the parties shall be entitled to conduct discovery in the same manner as permitted under Federal Rules of Civil Procedure 26 through 37.  No provision in this Section shall limit the right of any party to this Agreement to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration.  The exercise of such a remedy does not waive the right of any party to arbitration.

8.2 Borrowers to Pay Reasonable Expenses.  Borrowers shall pay or reimburse Lender for all reasonable costs and expenses incurred by Lender in connection with or relating in any way to the administration of the Loan, including without limitation, search costs, audit fees, appraisal fees, attorneys’ fees, and other costs paid or incurred by Lender in the analysis, administration and enforcement of the Loan and the Loan Documents, the protection and defense of the rights of Lender granted in this Agreement and the other Loan Documents, or as otherwise referred to in this Agreement or in the other Loan Documents, and all costs and expenses relating to extensions, amendments, waivers, or consents requested by Borrowers, pursuant to this Agreement or any other Loan Document or any agreements with other parties or termination of this Agreement (collectively, “Reasonable Expenses”).  All such Reasonable Expenses shall be due on demand; provided, however, that so long as no Event of Default or Unmatured Event of Default has occurred hereunder, Reasonable Expenses incurred after the date of this Agreement which are unrelated to the closing shall be paid on or before the earlier of (i) 30 days following written notice thereof to Borrowers or (ii) the due date of the Loan.  Any Reasonable Expenses not paid when due shall bear interest at the Default Interest Rate set forth in the Note.

8.3 MUTUAL WAIVER OF RIGHT TO JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO:  (i) THIS AGREEMENT, OR ANY OF THE LOAN DOCUMENTS; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OR AMONG THEM; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF ANY PARTY HERETO OR ANY OF THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THEM; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

8.4 Assignment.  Lender may at any time and without the consent of Borrowers, Guarantor or any other party obligated with respect to the Loan assign to one or more Persons all or any part of its rights and obligations under this Agreement, the Note or any of the other Loan Documents.  None of Borrowers or Guarantor may assign or delegate any of its or their rights, duties or obligations arising under this Agreement, the Note or the other Loan Documents without the express prior written consent of Lender.  All the terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by Lender and its respective permitted successors and assigns.

8.5 Third Parties.  Nothing in this Agreement, whether express or implied, including Section 6.22.11(e), is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than Lender and its respective permitted successors and assigns; nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right of subrogation or action over or against any party to this Agreement.

8.6 No Public Announcements.  Any public announcement concerning this Agreement before the Loan Closing Date or any of the terms hereof shall be made only with the prior approval of Lender and Borrowers.

8.7 Delivery of Exhibits.  The parties shall deliver to each other all exhibits, cash, schedules, lists, documents and papers which they are required by the terms of this Agreement and the other Loan Documents to deliver, on or before execution of this Agreement, except where another date is required for such delivery.  All exhibits, schedules, and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein.

8.8 Further Assurances.  The parties shall give further assurances and execute such further documents as are necessary or desirable to effectuate the purpose of this Agreement and the other Loan Documents.

8.9 Notices.  All notices required or permitted to be given hereunder shall be personally served or mailed (by registered or certified mail, return receipt requested and postage prepaid), or delivered by a national overnight delivery service such as Federal Express or DHL or by facsimile transmission, in each case directed or addressed as follows:

To Borrowers or                       CommuniCare Family of Companies
Parent Guarantors:                   c/o CommuniCare Health Services
4700 Ashwood Drive, Suite 200
Cincinnati, OH 45241
Attn: Stephen L. Rosedale
    Telephone No.:  (513) 489 - 7100
   Facsimile No.:  (513) 489-7199

With copy to                           Benesch, Friedlander, Coplan & Aronoff LLP
(which shall not                       2300 BP Tower
constitute notice):                  200 Public Square
  Cleveland, OH 44114-2378
 Attn:   Harry M. Brown
 Phone: (216) 363-4606
 Fax: (216) 363-4588

To Lessor:                              OHI ASSET III (PA) TRUST
                c/o Omega Healthcare Investors, Inc.
9690 Deereco Road,  Suite 100
Timonium, MD 21093
Attn.: Daniel J. Booth
Telephone No.: (410) 427-1700
Facsimile No.:  (410) 427-8800

And with copy to                 Doran Derwent, PLLC
(which shall not	125 Ottawa Ave., N.W., Suite 420
constitute notice):	Grand Rapids, Michigan 49503
Attn: Mark E. Derwent
Telephone No.: (616) 451-8690
Facsimile No.: (616) 451-8697

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

8.10 Ohio Law.  This Agreement and the other Loan Documents shall be construed and enforced in accordance with the laws of the State of Ohio.  If any provision of this Agreement is in conflict with a statute or rule of law of the State of Ohio, or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed null and void to the extent of such conflict or unenforceability, but shall be deemed separable from and shall not invalidate any other provisions of this Agreement.

8.11 Counterparts.  This Agreement and the other Loan Documents may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.12 Captions.  The captions of sections and subsections of this Agreement have been inserted solely for convenience and reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8.13 Integration; Waiver.  This Agreement and the other Loan Documents, and the exhibits and schedules hereto and thereto, constitute the entire agreement between and among Lender, Borrowers and the Guarantor pertaining to the subject matter contained in it and supersede all prior agreements, representations and all understandings of the parties.  No supplement, modification or amendment of this Agreement shall be binding unless expressed as such and executed in writing by Lender, Borrowers and the Guarantor.  No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless expressed as such in a document executed by the party making the waiver.

8.14 Time of the Essence.  Time is of the essence with respect to all provisions of this Agreement and the other Loan Documents of which time is an element.

                            [SIGNATURES APPEAR ON FOLLOWING PAGES]

Signature Page to
LOAN AGREEMENT
(Maryland Acquisition Loan)

LENDER:

OHI ASSET III (PA) TRUST

By:	OHI Asset (PA), LLC, a Delaware limited liability company, its sole trustee
                           By:        Omega Healthcare Investors, a Maryland
 corporation, its sole member

                               By:           /s/ Daniel J. Booth
       Name:           Daniel J. Booth
      Title:              Chief Operating Officer

THE STATE OF MARYLAND                               )
 )
COUNTY OF  BALTIMORE                                    )

This instrument was acknowledged before me on the ______ day of ___________, 2008, by Daniel J. Booth, the Chief Operating Officer of Omega Healthcare Investors, Inc., a Maryland corporation, the sole member of OHI Asset (PA), LLC, a Delaware limited liability company, the sole trustee of OHI Asset III (PA) Trust, a Maryland business trust, on behalf of said business trust.

______________________________________

Notary Public, __________ County, ______
My commission expires:

Page S 1- of S-3

Signature Page to
LOAN AGREEMENT
(Maryland Acquisition Loan)

BORROWERS:

BEL PRE LEASING CO., LLC
RIDGE (MD) LEASING CO., LLC
MARLBORO LEASING CO., LLC
FAYETTE LEASING CO., LLC
LIBERTY LEASING CO., LLC
HOWARD LEASING CO., LLC
PALL MALL LEASING CO., LLC
WASHINGTON (MD) LEASING CO., LLC
MARYLAND NH ASSET, LLC

By:        /s/ Charles R. Stoltz
Name:          Charles R. Stoltz
Title:            CFO and Treasurer

PARENT GUARANTORS:

                                                                               OMG RE HOLDINGS, LLC
                                                                               OMG RE LEASING CO., LLC
OMG ASSET OWNERSHIP, LLC
HEALTH CARE FACILITY MANAGEMENT, LLC
RESIDENT CARE CONSULTING, LLC

By:           /s/ Charles R. Stoltz
Name:              Charles R. Stoltz
Title:                CFO and Treasurer

Page S 2- of S-3

Signature Page to
LOAN AGREEMENT
(Maryland Acquisition Loan)

STATE OF ____________                )
) ss.
COUNTY OF _________                   )

The foregoing instrument was acknowledged before me this ___ day of April, 2008, by Charles R. Stoltz, who is the CFO and Treasurer of the limited liability companies listed above, on behalf of all such limited liability companies.

______________________________________

Notary Public, __________ County, ______
My commission expires:

Page S 3- of S-3

EXHIBITS

A           Permitted Leases

B           Other Permitted Indebtedness

C           Scheduled Improvements

DISCLOSURE SCHEDULES

Schedule 5.1                                           Organization

Schedule 5.5                                           Licensed Beds

Schedule 5.6(d)                                           Unresolved Citations

Schedule 5.6(g)                                           Facility Litigation and Proceedings

Schedule 6.13                                           Permitted Investments

EXHIBIT A

Permitted Leases

1. Sublease Agreement by and between Milennium Health and Rehabilitation Center of Ellicott City, LLC and Ellicott City Dialysis Center LLC, dated May 1, 2007.

Exhibit A – Page 1  of 2

EXHIBIT B

OTHER PERMITTED INDEBTEDNESS

Health Care Holdings, LLC
Borrowings/Guarantee Schedule

1.	Fifth Third Bank – Guaranty of outstanding debt of Value Care Pharmacy - $4,400,000
2.	Cuyahoga County – Guaranty of outstanding debt of Value Care Pharmacy - $200,000
3.	Ray Fogg, Inc. – Guaranty of lease (Value Care) – total maximum exposure approx $700,000
4.	Fifth Third Bank – Borrower on Letter of Credit in favor of Omega - $4,310,000
5.	Fifth Third Bank – Borrower on Letter of Credit in favor of Lasalle Bank (St. Louis Facilities) - $700,000
6.	Commerce Bank – guaranty of depository relationship for returned checks
7.
Commissioner – Ohio Bureau of Worker’s Compensation – guaranty of claims obligations of Health Care Facilities Staffing, LLC (in connection with self insured worker’s compensation relationship in Ohio)

8.	Fifth Third Bank – Borrower on Letter of Credit (to be issued in Apr 2008) in favor of Omega (LTACH) - $152,500
9.	Fifth Third Bank – Borrower on Letter of Credit (to be issued in 2008 or 2009) in favor of DMH-Dayton, Inc. (Dayton Facilities) of $550,000
10.	Fifth Third Bank – Guaranty of outstanding debt of CommuniCare of Clifton, Inc. - $1,000,000
11.	Lasalle Bank – “Bad Boy” guarantee in connection with the St. Louis Facilities
12.	Omega Healthcare Investors – “Bad Boy” guarantee in connection with leased and owned centers.

HC Real Estate Holdings, LLC
Borrowings/Guarantee Schedule

1.	Fifth Third Bank – Borrower on Letter of Credit in favor of Omega - $1,100,000
2.	Fifth Third Bank – Borrower on yet to be issued LC’s in favor of Omega (to be issued in 2008 and 2009)- $2,200,000
3.	Fifth Third Bank – Borrower on Letter of Credit in favor of Fort Washington Partners - $157,250
4.	Omega Healthcare Investors – “Bad Boy” guarantee in connection with leased and owned centers.

Exhibit B – Page 1  of 1

EXHIBIT C

SCHEDULED IMPROVEMENTS

Facility	Address	City	ST	Allocation of $3.0M CAP-EX (1)
Bel Pre Health & Rehabilitation Center	2601 Bel Pre Road	Silver Spring	MD	350,000.00
Ellicott City Health & Rehabilitation Center	3000 N. Ridge Road	Ellicott City	MD	300,000.00
Forestville Health & Rehabilitation Center	7420 Marlboro Pike	Forestville	MD	425,000.00
Franklin Square Health & Rehabilitation Center (Fayette)	1217 W. Fayette Street	Baltimore	MD	400,000.00
Liberty Heights Health & Rehabilitation Center	4017 Liberty Heights Avenue	Baltimore	MD	300,000.00
Marley Neck Health & Rehabilitation Center	7575 E. Howard Road	Glen Burnie	MD	350,000.00
Northwest Health & Rehabilitation Center	4601 Pall Mall Drive	Baltimore	MD	-
South River Health & Rehabilitation Center	144 Washington Road	Edgewater	MD	250,000.00
		Total		$2,375,000

Specific improvements, budgets, and plans must be approved prior to the commencement of any improvement.

Exhibit C – Page 1 of 1

Schedule 5.1 - Page 1 of 2

VI. HC REAL ESTATE HOLDINGS, LLC (Page 7A)

OMG RE LEASING CO. LLC (Continued)
100%
Bel Pre Leasing Co., LLC
Bel Pre Health & Rehab.
Ridge Leasing Co., LLC
Ellicott City Health & Rehab.
Marlboro Leasing Co., LLC
Forestville Health & Rehab.
City View Nursing and Rehab, LLC
City View Nursing and Rehab, LLC
Fayette Leasing Co. LLC
Franklin Sq. Health & Rehab.
Liberty Leasing Co., LLC
Liberty Hts. Health & Rehab.
Howard Leasing Co., LLC
Marley Neck Health & Rehab.
Pall Mall Leasing Co., LLC
Northwest Health & Rehab.
Washington Leasing Co., LLC
South River Health & Rehab.
OMG LS LEASING CO. LLC (continued)
100%
Water Leasing Co., LLC
Chardon Healthcare Center
South II Leasing Co., LLC
Commons at Greenbriar
South I Leasing Co., LLC
Greenbriar Center (aka Greenbriar North)
South III Leasing Co., LLC
Greenbriar Rehab. Hosp.
Fairchild Leasing Co., LLC
Kent Care Center
Rocky River Leasing Co., LLC
Northwestern
Clime Leasing Co., LLC
Columbus
Royce Leasing Co., LLC
Golden Years
East Water Leasing Co., LLC
Oak Grove
OMG ASSET OWNERSHIP, LLC (continued)
100%
MARYLAND NH ASSET, LLC
Bel Pre Health & Rehab
Ellicott Health & Rehab
Forestville Health & Rehab
Franklin Health & Rehab
Liberty Health & Rehab
Marley Neck Health & Rehab
Northwest Health & Rehab
South River Health & Rehab
Cleveland NH Asset, LLC
City View Nursing & Rehab

7A

Schedule 5.1 - Page 2 of 2

Schedule 5.5

Licensed Beds
# of Lic. Beds	Facility	Address	City	ST
100	Bel Pre Health & Rehabilitation Center	2601 Bel Pre Road	Silver Spring	MD
182	Ellicott City Health & Rehabilitation Center	3000 N. Ridge Road	Ellicott City	MD
160	Forestville Health & Rehabilitation Center	7420 Marlboro Pike	Forestville	MD
150	Fort Washington Health & Rehabilitation Center	12021 Livingston Road	Ft. Washington	MD
198	Franklin Square Health & Rehabilitation Center (Fayette)	1217 W. Fayette Street	Baltimore	MD
106	Liberty Heights Health & Rehabilitation Center	4017 Liberty Heights Avenue	Baltimore	MD
99	Marley Neck Health & Rehabilitation Center	7575 E. Howard Road	Glen Burnie	MD
91	Northwest Health & Rehabilitation Center	4601 Pall Mall Drive	Baltimore	MD
120	South River Health & Rehabilitation Center	144 Washington Road	Edgewater	MD

Schedule 5.5 – Page 1 of 1

Schedule 5.6(d)

Unresolved Citations

The Citations disclosed by the Sellers under the (i) that certain Purchase and Sale Agreement dated as of February 6, 2008 among OHI Acquisition Co. I, LLC, a Delaware limited liability company, and Trans Healthcare, Inc., a Delaware corporation, and certain of its Affiliates, as sellers, and (ii) that certain Purchase and Sale Agreement dated as of February 6, 2008 between OHI Acquisition Co. I, LLC, a Delaware limited liability company and Ventas Realty, Limited Partnership, a Delaware limited partnership.

Schedule 5.6 – Page 1  of 1

Schedule 5.6(g)

Facility Litigation and Proceedings

The litigation matters disclosed by the Sellers under the (i) that certain Purchase and Sale Agreement dated as of February 6, 2008 among OHI Acquisition Co. I, LLC, a Delaware limited liability company, and Trans Healthcare, Inc., a Delaware corporation, and certain of its Affiliates, as sellers, and (ii) that certain Purchase and Sale Agreement dated as of February 6, 2008 between OHI Acquisition Co. I, LLC, a Delaware limited liability company and Ventas Realty, Limited Partnership, a Delaware limited partnership.

Schedule 5.6(g) – Page 1 of 1

Schedule 6.13

PERMITTED INVESTMENTS

The ownership and operation of:

Green Park Nursing Home
Green Park Resident Center
Park Terrace Resident Center
Northgate Park Nursing Home
(all located in the St. Louis, Missouri area)

by the following Subsidiaries of HC Real Estate Holdings, LLC, an Ohio limited liability company:

LaSalle RE Assets, LLC, an Ohio limited liability company
LaSalle Holdings, LLC, an Ohio limited liability company
Green Park Leasing Co., LLC, an Ohio limited liability company
Flo-GP Leasing Co., LLC, an Ohio limited liability company
Health Care Holdings, LLC, an Ohio limited liability company

The leasing and operation of:

Fort Washington Health & Rehabilitation Center
Berea Center for Specialized Care

by the following Subsidiaries of HC Real Estate Holdings, LLC, an Ohio limited liability company:

Health Care Lease Facilities, LLC
Livingston Leasing Co, LLC
Sheldon Leasing Co, LLC

In connection with the foregoing Permitted Investments, HCREH may make loans or advance funds to such Subsidiaries provided that (i) no Event of Default or Unmatured Event of Default has occurred and is continuing, and (ii) such loans or advances are made from unencumbered funds otherwise available for distribution to the equity owners of HCH.

Schedule 6.13  – Page 1 of 1